UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Cray Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Dear Cray Inc. Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held at our principal executive offices located at 901 Fifth Avenue, Fifth Avenue Conference Room, Seattle, Washington 98164 on Wednesday, May 13, 2009, at 3:00 p.m. Pacific Time.

At the Annual Meeting, shareholders will have the opportunity to vote on the following matters:

1.	To elect eight directors, each to serve a one-year term;

2.	To approve our 2009 Long-Term Equity Compensation Plan;

3.	To ratify the appointment of Peterson Sullivan LLP as our independent auditors; and

4.	To transact all other business as may properly come before the Meeting and all matters incidental to the conduct of the Annual Meeting, including any adjournments or postponements of the Meeting.

Any action on the items of business described above may be considered at the Annual Meeting at the scheduled time and date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Your Board of Directors recommends a vote FOR the election of the nominees for director, FOR the approval of our 2009 Long-Term Equity Compensation Plan and FOR ratification of the appointment of our independent auditors.

Only shareholders of record on March 16, 2009, the record date for the Annual Meeting, are entitled to vote on these matters.

At the Annual Meeting, we will review our performance during the past year and comment on our outlook. You will have an opportunity to ask questions about Cray and our operations.

As we did last year, we are furnishing proxy materials over the Internet. Please read the Proxy Statement for more information on this alternative for distributing our proxy materials, which we believe will allow us to provide shareholders with the information they need, while lowering the costs of delivering the Proxy Statement and related materials and reducing the environmental impact of the Annual Meeting.

Your vote is important regardless of the number of shares you own or whether you plan to attend the Annual Meeting in person. You may vote through several different ways, and instructions on the various voting methods are contained in the accompanying Proxy Statement. Even if you plan to attend the Annual Meeting, we urge you to vote at your earliest convenience so we avoid further solicitation costs. Any shareholder attending the meeting may vote in person even if he or she has voted previously.

Details of the business to be conducted at the Annual Meeting are more fully described in the accompanying Proxy Statement.

We look forward to seeing you. Thank you for your ongoing support of and interest in Cray.

Sincerely,

Peter J. Ungaro
President and Chief Executive Officer

Seattle, Washington
March 31, 2009

PROXY STATEMENT

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience. You may vote by Internet or by telephone or, if this Proxy Statement was mailed to you, sign, date and return the enclosed proxy card.

Promptly voting by Internet or by telephone or by returning the proxy card will save us the expense and extra work of additional solicitation. If you wish to return the proxy card by mail, an addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose. Voting by Internet or by telephone or by sending in your proxy card will not prevent you from voting your shares at the Annual Meeting, if you desire to do so, as you may revoke your earlier vote.

Important Notice Regarding the Availability of Proxy Materials for the Company’s Annual Meeting of Shareholders on May 13, 2009

The Cray Inc. Notice and Proxy Statement for the 2009 Annual Meeting of Shareholders
and the 2008 Annual Report to Shareholders are available online at www.proxydocs.com/cray and www.investors/cray.com

CRAY INC.
901 Fifth Avenue, Suite 1000
Seattle, WA 98164

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held At:
901 Fifth Avenue, Fifth Avenue Conference Room
Seattle, WA 98164
3:00 P.M. Pacific Time
May 13, 2009

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:	Our Board of Directors has made these materials available to you on the Internet, or has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our 2009 Annual Meeting of Shareholders, which will take place at 3:00 Pacific Time on May 13, 2009, in the Fifth Avenue Conference Room at our corporate headquarters site in Seattle, Washington. For a map and/or directions to our corporate headquarters, see our website, www.cray.com, under “About Cray — Contact Us.”

Q:	What is included in these materials?

A:	These materials include:

• Our Notice of the 2009 Meeting and our Proxy Statement, which summarize the information regarding the matters to be voted upon at the Annual Meeting;

• Our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K and audited financial statements for the year ended December 31, 2008; and

• The proxy card, if you requested printed versions of these materials by mail, or an electronic voting form if you are viewing these materials on the Internet.

Q:	What items will be voted on at the 2009 Annual Meeting?

A:	There are three known items that will come before the shareholders at the 2009 Annual Meeting:

• The election of eight directors to the Board of Directors, each to serve one-year terms;

• The approval of our 2009 Long-Term Equity Compensation Plan; and

• The ratification of the appointment of Peterson Sullivan LLP as our independent auditors.

It is possible that other business may come before the Annual Meeting, although we currently are not aware of any such matters.

Q:	What are the voting recommendations of our Board of Directors?

A:	Our Board recommends that you vote your shares “FOR” each of the named nominees to the Board, “FOR” the approval of our 2009 Long-Term Equity Compensation Plan and “FOR” the ratification of the appointment of Peterson Sullivan LLP as our independent auditors. Granting the proxy authorizes the proxy holders to vote in their discretion as they deem advisable on all other matters that may properly come before the Annual Meeting and all matters incidental to the conduct of the Annual Meeting, including without limitation whether to postpone or adjourn the Annual Meeting.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	As permitted by new rules adopted by the Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and the Annual Report available on the Internet. On or about March 31, 2009, we mailed a Notice of Internet Availability of Proxy Materials, sometimes referred to as the “Notice,” to our shareholders of record and certain beneficial owners. We also then posted the Proxy Statement and Annual Report on the Internet. The Notice contains instructions on how to access the Proxy Statement and Annual Report and to vote online.

Q:	Why did I receive a full set of proxy materials rather than the Notice?

A:	We are providing shareholders who have previously requested to receive paper copies of the proxy materials and our shareholders who are participants in the Cray 401(k) Savings Plan (the “401(k) Plan”) with paper copies of the proxy materials instead of a Notice.

Q:	Who may vote at the Annual Meeting?

A:	If you owned shares of our common stock at the close of business on March 16, 2009, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were 34,052,839 shares of our common stock outstanding, our only class of stock having general voting rights. You have one vote for each share of common stock you own.

Q:	What is the difference between holding shares as a shareholder of record or as a beneficial owner of shares held in street name?

A:	Shareholder of Record. If you have shares registered directly in your name with our stock transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares, and we sent the Notice or proxy materials directly to you.

Beneficial Owner of Shares Held in Street Name. If you have shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding the shares in your account is considered the shareholder of record for those shares for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares it holds in your account.

Q:	How can I vote?

A:	You may vote by using the Internet, by telephone, by returning an enclosed proxy card if one was sent to you, or by voting in person at the Annual Meeting.

Q:	How do I vote by Internet or by telephone?

A:	If You Are the Shareholder of Record:

If your shares are registered directly in your name, you may vote on the Internet or by telephone through services offered by Bowne & Co., Inc. (“Bowne”). If you have received a Notice of Internet Availability of Proxy Materials, then go to the website referred to on the Notice. If you have received a full set of proxy materials in the mail, go to the website or call the telephone number referred to on the proxy card. Please have the Notice or proxy card in hand when going online or calling, and follow the instructions on the form you are using.

You may vote by Internet or by telephone 24 hours a day, 7 days a week until 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, on May 12, 2009, the day before the Annual Meeting.

If you requested printed copies of the proxy materials, you may also vote by completing and signing the enclosed proxy card and mailing it to us in the enclosed self-addressed envelope (postage-free in the United States). We need to receive the signed proxy card by the time of the Annual Meeting.

If You Are the Beneficial Owner of Shares Registered in the Name of a Brokerage Firm, Bank or Other Organization:

A number of brokerage firms, banks and other organizations participate in a program for shares held in “street name” that offers Internet and telephone voting options. This program is different from the program for shares registered directly in the name of the shareholder. If your shares are held in an account at an organization participating in this program, you may vote those shares by using the website or calling the telephone number referenced on the instructions provided by that organization. Similarly, if you received printed copies of the proxy materials through your broker, bank or other nominee organization, you may vote by completing and signing the voting form and mailing it to that firm in the self-addressed envelope it provided.

Q:	May I change my vote or revoke my proxy?

A:	Yes. If you change your mind after you have voted by Internet or telephone or sent in your proxy card and wish to revote, you may do so by following these procedures:

• Vote again by Internet or by telephone;

• Send in another signed proxy card with a later date;

• Send a letter revoking your vote or proxy to our Corporate Secretary at our offices in Seattle, Washington; or

• Attend the Annual Meeting and vote in person.

We will tabulate the latest valid vote or instruction that we receive from you.

Q:	How do I vote if I hold shares in my Cray 401(k) Plan account?

A:	Shares of Cray stock held in the Cray 401(k) Plan are registered in the name of the Trustee of the 401(k) Plan, Fidelity Management Trust Company. Nevertheless, under the 401(k) Plan, participants may instruct the Trustee how to vote the shares of Cray common stock allocated to their accounts.

The shares allocated under the 401(k) Plan can be voted by submitting voting instructions by Internet, by telephone or by mailing in your proxy card. Voting of shares held in the 401(k) Plan must be completed by 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time on Friday, May 8, 2009. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.

The Trustee will cast votes for shares in the 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the “street name” of your brokerage firm, bank or other organization, you must obtain a “legal proxy” from the organization that holds your shares. You should contact your account executive about obtaining a legal proxy.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholders of Record. If you are a shareholder of record and you:

• Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

• If you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to all other matters properly presented for a vote at the meeting and all matters incidental to the conduct of the Annual Meeting, including without limitation whether to postpone or adjourn the Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.

Please provide voting instructions to the organizations that hold your shares by carefully following their instructions.

Q:	Which ballot measures are considered “routine” or “non-routine”?

We believe that both Proposal 1 (election of eight directors) and Proposal 3 (ratification of independent auditors) will be considered “routine.” In any event, a broker non-vote would have no effect on the outcome of Proposal 1, Proposal 2 or Proposal 3, as discussed below, as only a plurality of votes cast is required to elect a director, and a majority of the votes cast is required to approve the 2009 Long-Term Equity Compensation Plan and ratify the appointment of the independent auditors.

We believe that Proposal 2 (approval of the 2009 Long-Term Equity Compensation Plan) will be considered “non-routine,” and brokers, banks and other organizations that hold your shares in street name will NOT be able to cast votes on these proposals if you do not provide them with voting instructions.

Q:	How are abstentions treated?

A:	Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore will have no effect on the outcome of any matter being voted on at the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve each proposal:

A.	Proposal 1: To Elect Eight Directors for One-Year Terms.

The eight nominees for director who receive the most votes will be elected. Accordingly, if you do not vote for a nominee, or you indicate “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee.

Proposal 2: To Approve Our 2009 Long-Term Equity Compensation Plan.

To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote, or if you abstain from voting, it will have no effect on this proposal.

Proposal 3: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Auditors.

To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote, or if you abstain from voting, it will have no effect on this proposal.

Q:	Who will count the vote?

A:	Representatives of Bowne will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?

A:	We keep all the proxies, ballots and voting tabulations private as a matter of practice. We let only our Inspector of Elections examine these documents. We will not disclose your vote to our management unless it is necessary to meet legal requirements. We will forward to management, however, any written comments that you make on the proxy card or elsewhere.

Q:	Who pays the costs of soliciting proxies for the Annual Meeting?

A:	We will pay all the costs of soliciting these proxies. In addition to soliciting proxies by distributing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, by mail, via the Internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. W. F. Doring & Co., Inc. may help solicit proxies for an approximate cost of $4,500 plus reasonable expenses.

Q:	Can I view future proxy statements, annual reports and other documents over the Internet, and not receive any paper copies through the mail?

A:	Yes. If you wish to elect to view future proxy statements, annual reports and other documents only over the Internet, and you are a:

Shareholder of Record: Please visit the Bowne proxy delivery preferences web-page — www.investorelections.com/cray, enter your voter control number found on your Notice, and follow the instructions for obtaining your documents electronically, or telephone: 1-866-648-8133, or send an email to: paper@investorelections.com.

Beneficial Owner of Shares Held in Street Name: Please visit the Broadridge Investor E-Connect web-page, www.proxyvote.com, and follow the instructions at that site, or telephone Broadridge at 1-800-579-1639, or send an email to: sendmaterial@proxyvote.com.

Please have the Notice in hand when accessing these sites or telephoning. Your election to view these documents over the Internet will remain in effect until you revoke it. If you so elect, then next year you would receive an email with instructions containing links to those materials and to the proxy voting site. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q:	How do I receive paper copies of the proxy materials, if I so wish?

A:	The Notice contains instructions about how to elect to obtain paper copies of the proxy materials. Your election will remain in effect until you revoke it. All shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail.

Q:	I receive multiple copies of the Notice and/or Proxy Materials. What does that mean, and can I reduce the number of copies that I receive?

A:	This generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all proxy cards and Notices that you receive.

If your shares are registered directly in your name, you may be receiving more than one copy of the proxy materials because our transfer agent has more than one account for you with slightly different versions of your name, such as different first names (“James” and “Jim,” for example) or with and without middle initials. If this is the case, you can contact our transfer agent and consolidate your accounts under one name. The contact information for our transfer agent is set out below in the next Q and A.

If you own shares through a brokerage firm, bank or other organization holding your shares in street name, we have implemented “Householding”, a process that reduces the number of copies of the annual meeting materials and other correspondence you receive from us. Householding is available for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same brokerage firm, bank or other nominee. Householding has saved us from sending over 6,200 additional copies this year compared to last year and over 7,100 copies compared to two years ago. If you hold your shares in street name and would like to start householding, or if you participate in householding and would like to receive a separate annual report or proxy statement, please call 1-800-542-1061 from a touch-tone phone and provide the name of your broker, bank or other nominee and your account number(s), or contact Kenneth W. Johnson, Corporate Secretary, at Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

Unfortunately, householding is only possible for shares held through the same brokerage firm, bank or other nominee. Thus you cannot apply householding to reduce the number of sets of proxy materials you receive in the mail if you have accounts at different brokers, for example. In those circumstances, one way to reduce the number of sets of proxy materials you receive in the mail is to sign up to review the materials through the Internet. See “Can I view future proxy statements, annual reports and other documents over the Internet, and not receive any paper copies through the mail?” above.

We will deliver promptly upon written or oral request a separate copy of the Annual Meeting materials to a shareholder at a shared address to which a single copy of such materials had been delivered.

Q:	What if I have lost or cannot find my stock certificates, need to change my account name, have moved and need to change my mailing address, or have other questions about my Cray stock?

A:	You may contact our transfer agent, BNY Mellon Shareowner Services by calling: 1-877-522-7762 (for foreign investors, 1-201-680-6578), 1-800-231-5469 (TDD for hearing-impaired in the U.S.) or 1-201-680-6610 (TDD for foreign investors), visit its website at: www.bnymellon.com/shareowner/isd, or write to: BNY Mellon Shareowner Services, Shareholder Relations, P.O. Box 358015, Pittsburgh, PA 15252-8015.

Q:	How can I find the voting results of the Annual Meeting?

A:	We announce preliminary results at the Annual Meeting. We will publish final results in our quarterly report on Form 10-Q for the quarter ending June 30, 2009, that we will file with the SEC.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about the Annual Meeting or voting, or your ownership of our common stock, please contact Kenneth W. Johnson, our Corporate Secretary, at (206) 701-2000. Mr. Johnson’s email address is ken@cray.com.

OUR COMMON STOCK OWNERSHIP

The following table shows, as of March 16, 2009, the number of shares of our common stock beneficially owned by the following persons: (a) all persons we know to be beneficial owners of at least 5% of our common stock, (b) our directors, (c) the executive officers named in the Summary Compensation Table on page 26, and (d) all current directors and executive officers as a group. As of March 16, 2009, there were 34,052,839 shares of our common stock outstanding.

		Options
	Common	Exercisable	Total
	Shares	Within	Beneficial
Name and Address*(1)	Owned	60 Days	Ownership	Percentage

5% Shareholders
Wells Fargo & Company(2)	4,661,007	0	4,661,007	13.69%
420 Montgomery Street San Francisco, CA 94104
The TCW Group, Inc., on behalf of the TCW Business Unit(2)	2,010,840	0	2,010,840	5.91%
865 South Figueroa Street Los Angeles, CA 90017
Royce & Associates, LLC(2)	1,973,513	0	1,973,513	5.80%
1414 Avenue of the Americas New York, NY 10019
Paradigm Capital Management, Inc.(2)	1,747,900	0	1,747,900	5.13%
Nine Elk Street Albany, NY 12207

Independent Directors
William C. Blake(3)	8,257	5,000	13,257	**
John B. Jones, Jr.(3)(5)	32,646	12,083	44,729	**
Stephen C. Kiely(3)(5)	37,601	32,250	69,851	**
Frank L. Lederman(3)(5)	41,180	15,000	56,180	**
Sally G. Narodick(3)(5)	24,797	12,500	37,297	**
Daniel C. Regis(3)(5)	33,110	12,501	45,611	**
Stephen C. Richards(3)(5)	28,981	12,500	41,481	**

Named Executives
Peter J. Ungaro(4)(5)	255,589	436,835	692,424	2.01%
Brian C. Henry(4)(5)	267,755	145,272	413,027	1.21%
Margaret A. Williams(4)(5)	130,092	95,272	225,364	**
Steven L. Scott(4)(5)	60,985	140,934	201,919	**
Ian W. Miller(4)	71,105	13,281	84,386	**
All current directors and executive officers as a group (15 persons)(4)(5)	1,097,823	1,096,855	2,194,678	6.24%

*	Unless otherwise indicated, all addresses are c/o Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

**	Less than 1%

(1)	This table is based upon information supplied by the named executive officers, directors and 5% shareholders, including filings with the SEC. Unless otherwise indicated in these footnotes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options held by the person or group in question, which may be exercised on March 16, 2009, or within 60 days thereafter.

(2)	The information under the column “Common Shares Owned” with respect to Wells Fargo & Company is based on a Schedule 13G filed with the SEC on January 21, 2009, regarding ownership as of December 31, 2008. In that Schedule 13G, Wells Fargo & Company, as parent company, reported beneficial ownership of 4,661,007 shares, with sole voting power over 4,605,212 shares, sole dispositive power over 4,641,883 shares and shared dispositive power over 19,123 shares, with one subsidiary, Wells Capital Management Incorporated, an investment adviser, reporting beneficial ownership of 4,536,001 shares with sole voting power over 1,094,874 shares, and sole dispositive power over 4,536,001 shares, and another subsidiary, Wells Fargo Funds Management, LLC, an investment adviser, reporting beneficial ownership of 3,485,129 shares, with sole voting power over 3,485,129 shares and sole dispositive power over 84,553 shares.

The information under the column “Common Shares Owned” with respect to The TCW Group, Inc. on behalf of the TCW Business Unit (“TCW”), is based on a Schedule 13G filed with the SEC on February 9, 2009, regarding beneficial ownership as of December 31, 2008. In that Schedule 13G, TCW reported shared voting power over 368,614 shares and shared dispositive power over 2,010,840 shares.

The information under the column “Common Shares Owned” with respect to Royce & Associates, LLC (“Royce”) is based on a Schedule 13G filed with the SEC on January 23, 2009, regarding beneficial ownership as of December 31, 2008. In that Schedule 13G, Royce reported sole voting power and sole dispositive power over 1,973,513 shares.

The information under the column “Common Shares Owned” with respect to Paradigm Capital Management, Inc. (“Paradigm”) is based on a Schedule 13G filed with the SEC on February 17, 2009 regarding beneficial ownership as of December 31, 2008. In that Schedule 13G, Paradigm reported sole voting power and sole dispositive power over 1,747,900 shares.

(3)	The number of shares of common stock shown for the indicated directors includes restricted shares which vest on the dates indicated, and which are forfeitable in certain circumstances, as follows:

	Restricted	May 8,	May 20,	May 8,
Director	Shares-Total	2009	2009	2010

William C. Blake	6,630	2,627	1,376	2,627
John B. Jones, Jr.	10,599	3,428	3,745	3,426
Stephen C. Kiely	12,322	4,113	4,097	4,112
Frank L. Lederman	12,643	4,418	3,809	4,416
Sally G. Narodick	12,057	3,885	4,289	3,883
Daniel C. Regis	16,110	5,255	5,601	5,254
Stephen C. Richards	14,813	4,799	5,217	4,797

(4)	The number of shares of common stock shown for the indicated executive officers includes restricted shares which vest on the dates indicated, and are forfeitable in certain circumstances, as follows:

	Restricted	May 15,	November 15,	May 15,
Officer	Shares-Total	2010	2010	2012

Peter J. Ungaro	121,575	45,000	31,575	45,000
Brian C. Henry	62,375	22,500	17,375	22,500
Margaret A. Williams	55,375	19,000	17,375	19,000
Steven L. Scott	47,050	18,000	11,050	18,000

Ian W. Miller beneficially owns 50,000 restricted shares, of which 25,000 shares vest on February 28, 2010 and 25,000 shares vest on February 28, 2012.

Other executive officers own an aggregate of 41,350 restricted shares, of which 17,500 shares vest on May 15, 2010, 6,350 shares vest on November 15, 2010, and 17,500 shares vest on May 15, 2012. One executive officer disclaims beneficial ownership of 25 shares owned by his wife.

(5)	On February 20, 2009, we commenced an issuer tender offer to purchase for cash certain outstanding options, whether exercisable or not, with per share exercise prices of $8.00 or higher held by employees, including our executive officers, and directors. All of the options held by the directors, other than Mr. Blake, and listed in the Common Stock Ownership table above were eligible options for purposes of the tender offer. Most but not all of the options held by the Named Executive Officers, other than Mr. Miller, and listed in the Common Stock Ownership table above were eligible options for purposes of the tender offer. The offer terminated on

March 20, 2009. Pursuant to that offer, we purchased all outstanding eligible options from the directors and executive officers as listed below:

Options Sold
Name	to the Company

John B. Jones, Jr.	12,083
Stephen C. Kiely	28,250
Frank L. Lederman	15,000
Sally G. Narodick	12,500
Daniel C. Regis	12,501
Stephen C. Richards	12,500
Peter J. Ungaro	463,148
Brian C. Henry	34,750
Margaret A. Williams	109,750
Steven L. Scott	78,543
Other Executive Officers, as a group	114,547

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that our directors, executive and other specified officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.

We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we believe that all of these reporting persons complied with their filing requirements for 2008.

THE BOARD OF DIRECTORS

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel and outside auditors), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

Corporate Governance Principles

The goals of our Board of Directors are to build long-term value for our shareholders and to assure our vitality for our customers, employees and others that depend on us. Our Board has adopted and follows corporate governance practices that our Board and our senior management believe promote these purposes, are sound and represent best practices. To this end we have established the following:

•	A Code of Business Conduct that sets forth our ethical principles and applies to all of our directors, officers and employees;

•	Corporate Governance Guidelines that set forth our corporate governance principles;

•	A Related Person Transaction Policy that applies to all of our directors, officers and employees;

•	Charters for our Audit, Compensation, Corporate Governance and Strategic Technology Assessment Committees; and

•	A confidential, anonymous system for employees and others to report concerns about fraud, accounting matters, violations of our policies and other matters, with links on our external and internal websites.

Under our Corporate Governance Guidelines and the applicable Committee charters, each director has complete access to the management of the Company, and the Board and each Committee have the right to consult and retain independent legal counsel, accountants and other advisers at the expense of the Company. All of the foregoing documents are available on the Internet at our website at: www.cray.com under “ Investors — Corporate Governance.” We will post on this website any amendments to the Code of Business Conduct or waivers of the Code for directors and executive officers.

We periodically review our governance practices against requirements of the SEC, the listing standards of the Nasdaq Global Market (“Nasdaq”), the laws of the State of Washington and practices suggested by recognized corporate governance authorities.

Independence

Currently our Board has eight members. The Board has determined that all our directors, except for Mr. Ungaro, our Chief Executive Officer and President, meet the Nasdaq and SEC standards for independence and that all members of the Audit Committee meet the heightened independence standards required for audit committee members under Nasdaq and SEC standards. Only independent directors may serve on our Audit, Compensation and Corporate Governance Committees.

As set forth in our Corporate Governance Guidelines, the Board believes that at least two-thirds of the Board should consist of independent directors and that, absent compelling circumstances, the Board should not contain more than two members from our management. Currently, seven of our eight directors are considered independent, and one member of management, Mr. Ungaro, our Chief Executive Officer and President, is on the Board.

In determining the independence of our directors, the Board affirmatively decides whether a non-management director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In coming to that decision, the Board is informed of the Nasdaq and SEC rules that disqualify a person from being considered as independent, considers the responses from each director to an annual questionnaire and reviews the applicable standards with each Board member.

Meetings and Attendance

The Board met 9 times and the Board’s standing committees held a total of 25 meetings during 2008. The rate of attendance in 2008 for all directors at Board and standing committee meetings was 99.3%.

The non-management directors meet in executive session of the Board on a regular basis, generally at the beginning and the end of each scheduled Board meeting. In addition, the Board committees meet periodically without members of Company management present.

The Committees of the Board

The Board has established an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Strategic Technology Assessment Committee as standing committees of the Board. None of the directors who serve as members of these committees is, or has ever been, one of our employees.

Audit Committee.  The current members of the Audit Committee are: Daniel C. Regis (Chair), Sally G. Narodick and Stephen C. Richards. The Audit Committee and the Board have determined that each individual who currently is and who in 2008 was a member of the Audit Committee is “independent,” as that term is defined in SEC and Nasdaq rules and regulations, and that Mr. Regis is an “audit committee financial expert,” as that term is defined in SEC regulations. The Audit Committee had 13 meetings during 2008. As noted above, the Committee’s charter is available at: www.cray.com under “Investors — Corporate Governance.” The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of:

•	the quality and integrity of our accounting and financial reporting processes and the audits of our financial statements,

•	the qualifications and independence of the independent registered public accounting firm engaged to issue an audit report on our financial statements,

•	the performance of our systems of internal controls, disclosure controls and internal audit functions,

•	the review and approval or ratification of “related person transactions” under our Related Person Transaction Policy, and

•	our procedures for legal and regulatory compliance, risk assessment and business conduct standards.

The Audit Committee reviews all reports submitted on our anonymous, confidential reporting system and is directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating and replacing any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. See “Discussion Of Proposals Recommended By The Board — Proposal 3: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Auditors — Audit Committee Pre-Approval Policy” below.

The report of the Audit Committee regarding its review of the financial statements and other matters is set forth below beginning on page 44.

Compensation Committee.  The current members of the Compensation Committee are: Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. The Compensation Committee and the Board have determined that each individual who currently is and who in 2008 was a member of the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee held 4 meetings in 2008. As noted above, the Committee’s charter is available at: www.cray.com under “Investors — Corporate Governance.” The Compensation Committee assists the Board of Directors in fulfilling its responsibilities for the oversight of:

•	our compensation policies, plans and benefit programs,

•	the compensation of the Chief Executive Officer and other senior officers, and

•	the administration of our equity compensation plans and our 401(k) Plan.

See “Compensation of the Executive Officers — Compensation Discussion and Analysis” for further information regarding the Compensation Committee and its actions with respect to senior officer compensation. The Compensation Committee’s Report on the Compensation Discussion and Analysis and related matters is set forth below on page 31.

Corporate Governance Committee.  The current members of the Corporate Governance Committee are: Stephen C. Kiely (Chair), Frank L. Lederman and Daniel C. Regis. The Corporate Governance Committee and the Board have determined that each individual who currently is and who in 2008 was a member of the Corporate Governance Committee is “independent,” as that term is defined in Nasdaq rules and regulations. The Corporate Governance Committee held 4 meetings in 2008. As noted above, the Committee’s charter is available at: www.cray.com under “Investors — Corporate Governance.” The Corporate Governance Committee has the responsibility to:

•	develop and recommend to the Board a set of corporate governance principles,

•	recommend qualified individuals to the Board for nomination as directors,

•	review the compensation of Board members and recommend to the full Board changes to Board compensation as appropriate to attract and retain qualified directors,

•	lead the Board in its annual review of the Board’s performance, and

•	recommend directors to the Board for appointment to Board committees.

See the section below entitled “Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals” regarding the Committee’s processes for evaluating potential Board members and how shareholders can nominate director candidates, propose matters to come before the shareholders and communicate with the Board.

Strategic Technology Assessment Committee.  The current members of the Strategic Technology Assessment Committee are William C. Blake (Chair), Frank L. Lederman and John B. Jones, Jr. The Strategic Technology Assessment Committee and the Board have determined that each individual who currently is and who in 2008 was a member of the Strategic Technology Assessment Committee is “independent,” as that term is defined in Nasdaq rules and regulations, although such independence is not a requirement for membership on this Committee. The Strategic Technology Assessment Committee held 4 meetings in 2008. As noted above, the Committee’s charter is available at: www.cray.com under “Investors — Corporate Governance.” The Strategic Technology Assessment Committee has the responsibility:

•	to assist the Board in its oversight of our technology development, including our product development roadmap, and

•	to assess whether our research and development investments are sufficient and appropriate to support the competitiveness of our offerings in the marketplace.

From time to time, the Board establishes other committees on an ad-hoc basis to assist in its oversight responsibilities.

Chairman of the Board

Mr. Kiely has served as Chairman of the Board, a non-executive position, since August 2005. As Chairman, Mr. Kiely consults with Mr. Ungaro, as Chief Executive Officer, regarding agenda items for Board meetings; chairs executive sessions of the Board’s independent directors; on behalf of the independent directors, provides feedback, coaching and mentoring to the Chief Executive Officer; and performs such other duties as the Board deems appropriate.

Director Attendance at Annual Meetings

We encourage but do not require our directors to attend the Annual Meeting of Shareholders. We usually schedule a regular Board meeting on the morning before the Annual Meeting. In 2008, all eight of our directors attended the 2008 Annual Meeting.

Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals

Communications.  The Corporate Governance Committee has established a procedure for our shareholders to communicate with the Board. Communications should be in writing, addressed to: Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, and marked to the attention of the Board or any of its individual committees or the Chairman of the Board. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved, in the case of the communications addressed to the Board as a whole, to the Corporate Governance Committee or, if addressed to the Chairman, to the Chairman of the Board.

Director Candidates.  The criteria for Board membership as adopted by the Board include a person’s integrity, knowledge, judgment, skills, expertise, collegiality, diversity of experience and other time commitments (including positions on other company boards) in the context of the then-current composition of the Board. The Corporate Governance Committee is responsible for assessing the appropriate balance of skills brought to the Board by its members, and ensuring that an appropriate mix of specialized knowledge (e.g., financial, industry or technology) is represented on the Board.

Once the Corporate Governance Committee has identified a potential director nominee, the Committee in consultation with the Chief Executive Officer evaluates the prospective nominee against the specific criteria that the Board has established and as set forth in our Corporate Governance Guidelines. If the Corporate Governance Committee determines to proceed with further consideration, then members of the Corporate Governance Committee, the Chief Executive Officer and other members of the Board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to elect the new director.

The Corporate Governance Committee will consider candidates for director recommended by shareholders and will evaluate those candidates using the criteria set forth above. Shareholders should accompany their recommendations with a sufficiently detailed description of the candidate’s background and qualifications to allow the Corporate Governance Committee to evaluate the candidate in light of the criteria described above, a document signed by the candidate indicating his or her willingness to serve if elected and evidence of the nominating shareholder’s ownership of our common stock. Such recommendation and documents should be submitted in writing to: Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, marked to the attention of the Corporate Governance Committee.

Director Nominations by Shareholders.  Our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, a shareholder making a nomination must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if later, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	the nominating shareholder’s name and address,

•	a representation that the nominating shareholder is entitled to vote at such meeting,

•	the number of shares of our common stock which the nominating shareholder owns and when the nominating shareholder acquired them,

•	a representation that the nominating shareholder intends to appear at the meeting, in person or by proxy,

•	the nominee’s name, age, address and principal occupation or employment,

•	all information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules, and

•	the nominee’s executed consent to serve as a director if so elected.

The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.

Shareholder Proposals.

2009 Annual Meeting.  In order for a shareholder proposal to be raised from the floor during the 2009 Annual Meeting, written notice of the proposal must be received by us not less than 60 nor more than 90 days prior to the meeting or, if later, by the 10th business day following the first public announcement of the meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	a brief description of the business the shareholder wishes to bring before the meeting, the reasons for conducting such business and the language of the proposal,

•	the shareholder’s name and address,

•	the number of shares of our common stock which the shareholder owns and when the shareholder acquired them,

•	a representation that the shareholder intends to appear at the meeting, in person or by proxy, and

•	any material interest the shareholder has in the business to be brought before the meeting.

The Chairman of the Board, if the facts so warrant, may direct that any business was not properly brought before the meeting in accordance with our Bylaws.

2010 Proxy Statement.  In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2010 Annual Meeting, we must receive the written proposal no later than December 1, 2009. Shareholder proposals also must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If you wish to obtain a free copy of our Articles, Bylaws or any of our corporate governance documents, please contact Kenneth W. Johnson, Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164. These documents also are available on our website: www.cray.com under “Investors — Corporate Governance.”

Compensation of Directors

In setting director compensation in order to attract and retain highly qualified individuals to serve on our Board, the Corporate Governance Committee considers the significant amount of time that directors expend in fulfilling their duties, the skill level required of members of the Board, and a general understanding of director compensation at companies of similar size and complexity. Directors who are employed by us receive no compensation for their service on the Board. As described more fully below, director compensation is in the form of cash and, in order to align further the longer-term interests of the individual directors and shareholders, equity, with the grant of a vested stock option with a ten-year term upon first joining the Board and annual grants of restricted stock vesting generally over two years.

The Corporate Governance Committee reviews director compensation annually but has made no changes to director compensation since 2006 except to increase the compensation of the chair of the Compensation Committee to $6,000 annually, the same as the chair of the Audit Committee, effective for the fourth quarter of 2007, given the increased duties and responsibilities of that role. In reaching decisions about director compensation, the Corporate Governance Committee has used publicly available professional compensation surveys, proxy data and the individual experience of the Committee members. To date the Committee has decided not to engage a compensation consultant with respect to director compensation.

Cash Compensation

Each non-employee director receives an annual retainer of $10,000, paid quarterly in advance, and a fee of $2,500 for each meeting of the Board attended in person or $1,500 if attended telephonically. We pay an annual fee, paid quarterly in advance, to the Chairman of the Board ($4,000), and the chairs of the Audit ($6,000), the Compensation ($6,000), the Corporate Governance ($2,000) and the Strategic Technology Assessment ($2,000) committees, and each director receives a fee of $2,000 for each committee meeting attended, whether in person or telephonically. When the Board creates committees other than the standing committees identified above, the Board determines whether to extend the same committee fee structure to the members of such committees. We reimburse all expenses related to participation in meetings of the shareholders, Board and committees.

Equity Compensation

Stock Options.  Each non-employee director, upon his or her first election to the Board, is granted an option for 5,000 shares, vesting immediately, with an exercise price equal to the fair market value of our common stock on the date of such first election.

Restricted Stock Awards.  We currently grant to each continuing non-employee director elected by the shareholders restricted shares of common stock with a value equal to that director’s fees earned in the previous fiscal year. The per share value of shares granted is determined by using the fair market value of our common stock on the date of such election. One-half of the shares are restricted against sale or transfer for a period of approximately one year from date of grant; the balance is restricted against sale or transfer for a period of approximately two years from the date of grant. The non-employee directors may vote and receive dividends on the restricted shares while the restrictions remain in place; we have not granted any dividends on our common stock and have no plans to do so. The restricted shares vest in full if a non-employee director can no longer serve due to death or Disability or if, following a Change of Control, the non-employee director is removed from the Board or is not nominated to continue to serve as a Director. The restricted shares are forfeited if, while unvested, a non-employee director resigns or retires from the Board (other than with the express approval of the Corporate Governance Committee), is asked to leave the Board by the Corporate Governance Committee for Cause or is not nominated by the Board to continue as a director other than following a Change of Control.

For purposes of the director restricted stock agreements, the following definitions apply:

“Cause” means a good faith determination by the Board of Directors that a director has willfully failed or refused in a material respect to follow reasonable policies or directives established by the Board of Directors, including the Corporate Governance Guidelines, or willfully failed to attend to material duties or obligations of the director’s office (other than any such failure resulting from his incapacity due to physical or mental illness), which the director has failed to correct within a reasonable period following written notice to the director; or there has been an act by the director involving wrongful misconduct which has a demonstrably adverse impact on or material damage to us or our subsidiaries, or which constitutes a misappropriation of our assets; or the director has engaged in an unauthorized disclosure of our confidential information; or the director has materially breached his or her obligations under the agreement or in another agreement with us.

“Change of Control” means and includes each and all of the following: our shareholders approve a merger or consolidation of us with any other corporation (other than to change our state of incorporation or which does not effect a substantial change in ownership), or our shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; the acquisition by any person or entity as “beneficial owner,” directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; a majority of the Board in office at the beginning of any 36-month period is replaced during the course of such 36-month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such placement was not initiated by the Board as constituted at the beginning of such 36-month period.

“Disability” means that, at the time a director’s employment is terminated, the director has been unable to perform the duties of the director’s position for a period of six consecutive months as a result of the director’s incapability due to physical or mental illness.

Stock Ownership Guidelines.  The Board has established the following stock ownership guidelines for non-employee directors:

•	By the end of the second full calendar year after the year in which the non-employee director first received restricted shares for his or her services on the Board, and as of the end of each calendar year thereafter, each non-employee director should hold a minimum number of shares of the Company’s common stock, as specified below;

•	The shares may be acquired in any transaction (such as, for example, through stock grants, market transactions or option exercises) but for this purpose shall exclude unvested restricted shares; and

•	The shares held by a director at the end of any relevant year should have a monetary value, based on the higher of (i) the total acquisition prices for all of such shares or (ii) the then fair market value for all of such shares (based on the closing market price as reported by Nasdaq for the last trading day of such year), that is at least equal to the total cash fees earned by the director for his or her services on the Board (including retainer and Board and Committee chair and attendance fees) for the second full calendar year preceding the year in which such determination is made.

Each director was in compliance with the foregoing stock ownership guidelines as of December 31, 2008.

Director Compensation for 2008

The following table sets forth information regarding compensation earned by our non-employee directors for the year ended December 31, 2008, even if paid in 2009. Mr. Ungaro is not included in this table as he is an employee and he receives no compensation for his service as a director. His compensation as an employee is shown in the Summary Compensation Table on page 32.

		Board and
	Annual	Committee	Meeting	Total Cash	Stock
Name	Retainer	Chair Fees	Fees	Fees Earned	Awards(1)	Total(2)

William C. Blake	$10,000	$2,000	$24,500	$36,500	$26,643	$63,143
John B. Jones, Jr.	$10,000	—	$32,500	$42,500	$57,562	$100,062
Stephen C. Kiely	$10,000	$6,000	$30,500	$46,500	$65,595	$112,095
Frank L. Lederman	$10,000	$6,000	$40,500	$56,500	$64,935	$121,435
Sally G. Narodick	$10,000	—	$40,500	$50,500	$67,203	$117,703
Daniel C. Regis	$10,000	$6,000	$50,500	$66,500	$88,754	$155,254
Stephen C. Richards	$10,000	—	$46,500	$56,500	$80,138	$136,638

(1)	The amounts shown do not reflect an amount paid to or earned or realized by any director but rather reflect the expense recorded on our 2008 financial statements with respect to all outstanding restricted stock awards held by each director, disregarding any adjustments for estimated forfeitures; see Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008, for a description of the valuation of these restricted stock awards under Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment (“FAS 123R”). The amount any director realizes from these restricted stock awards, if any, will depend on the future market value of our common stock when these shares are sold, and there is no assurance that any director will realize amounts at or near the values shown. For further information regarding equity awards to non-employee directors, see “Additional Information About Non-Employee Director Equity Awards” below. As all stock options held by our non-employee directors were fully vested before 2008 began, we recorded no expense on our 2008 financial statements with respect to the stock options held by the non-employee directors.

(2)	The amounts shown reflect the sum of the amounts shown in the columns for total cash fees earned and stock awards, as required by SEC rules and regulations. Because these sums combine cash payments earned by and made to the directors and amounts not earned by the directors but rather amounts recorded by us on our 2008 financial statements as an expense for restricted stock awards to the directors, the actual total amount earned in 2008 by a director depends on future events and, for the reasons described in footnote (1) above, there is no assurance that any director will realize a total sum at or near the values shown in this column.

Additional Information About Non-Employee Director Equity Awards

The following table provides additional information about non-employee director equity awards, including the stock awards made to non-employee directors during 2008, the grant date fair value of each of those awards, and the number of stock options and shares of restricted stock held by each non-employee director on December 31, 2008:

			Stock	Restricted Stock
	Restricted		Options Outstanding	Awards Outstanding
	Shares Granted in	Grant Date	December 31,	December 31,
	2008(1)	Fair Value(2)	2008(3)	2008(4)

William C. Blake	5,254	$33,809	5,000	6,630
John B. Jones, Jr.	6,982	$43,885	12,083	10,599
Stephen C. Kiely	8,353	$52,887	32,250	12,322
Frank L. Lederman	8,962	$56,885	15,000	12,643
Sally G. Narodick	7,896	$49,886	12,500	12,057
Daniel C. Regis	10,637	$68,230	12,501	16,110
Stephen C. Richards	9,724	$61,888	12,500	14,813

(1)	Pursuant to the policy described under “Equity Compensation — Restricted Stock Awards” above, on May 14, 2008, we granted to each non-employee director shares of restricted stock, half of which vest on May 8, 2009, and half of which vest on May 8, 2010. On December 19, 2008, we granted to each non-employee director additional shares of restricted stock which pursuant to that policy should have been but were not issued on May 16, 2007, and on May 14, 2008, with vesting as if such shares had been issued when they should have been issued. See footnote (3) to the table entitled “Our Common Stock Ownership” above.

(2)	Amounts in this column represent the fair value of the restricted stock awards granted on May 14, 2008 and December 19, 2008, pursuant to FAS 123R, calculated by multiplying the fair market value of our common stock on the dates of grant by the number of shares awarded. For the reasons described in footnote (1) to the table entitled “Director Compensation for 2008” above, there is no assurance that any director will realize a total sum at or near the values shown in this column.

(3)	All stock options shown are fully vested. Except for the options granted to Mr. Blake when he joined the Board in June 2006, all options shown were granted to directors prior to 2006 when our equity compensation for directors was through grants of stock options rather than grants of restricted stock. On February 20, 2009, we commenced an issuer tender offer to purchase for cash certain outstanding stock options with per share exercise prices of $8.00 or higher held by employees and directors. All of the options indicated above except for those owned by Mr. Blake were eligible to be sold. The tender offer ended on March 20, 2009. The results of that tender offer with respect to the directors are set forth in footnote (5) to the table entitled “Our Common Stock Ownership” above.

(4)	Some of the restricted shares vest on May 8, 2009, and on May 20, 2009, and the balance on May 8, 2010 (see footnote (3) to the table entitled “Our Common Stock Ownership” above).

Each of these non-employee directors has been nominated for reelection to a one-year term at the Annual Meeting of Shareholders to be held on May 13, 2009. If these individuals are reelected for another year, then each will receive additional shares of common stock that will vest 50% approximately one year after grant and the remaining 50% approximately two years after grant, as discussed under “Equity Compensation — Restricted Stock Awards” above. The number of such shares issued will be determined by dividing the total amount of cash fees earned for 2008 set forth in the above table entitled “Director Compensation for 2008” by the fair market value of our common stock on the date of the 2009 Annual Meeting. See “Discussion of Proposals Recommended by the Board — Proposal 1: To Elect Eight Directors For One-Year Terms” below.

COMPENSATION OF THE EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following discussion describes the material elements of compensation for our executive officers identified in the “Summary Compensation Table” below (the “Named Executive Officers”) and our other senior officers.

Summary of Compensation Decisions in 2008

For the reasons and as described in more detail below, with respect to our Named Executive Officers:

•	There were no increases in 2008 in base salaries (which have been unchanged since 2005);

•	Under our annual cash incentive plan for 2008, we made payments in 2009 in above-target amounts (we last paid incentive plan above-target awards five years ago for 2003); and

•	We granted stock options and restricted stock awards in 2008 (our first grants since December 2006).

Philosophy and Objectives

Our compensation philosophy for all employees, including the Named Executive Officers, is to provide policies, plans and programs designed to attract, retain and motivate the best employees at all levels to allow us to achieve our goals of market leadership and sustained profitability. To assist in these efforts, our compensation program has the following objectives:

•	To provide effective compensation and benefit programs that are competitive both within our industry and with other relevant organizations with whom we compete for employees;

•	To encourage and reward behaviors that ultimately contribute to the achievement of organizational goals that increase shareholder value, thus fostering a high performance culture;

•	To align the interests of our employees with the long-term interests of our shareholders; and

•	To provide a work environment that promotes integrity in all we do, excellence in innovation and execution, teamwork and respect for the individual.

Compensation Program Components and Purposes

We believe the components of our compensation program described below provide an appropriate mix of fixed and variable pay, balance incentives for short-term operational performance with long-term increases in shareholder value, reinforce a high performance culture and encourage recruitment and retention of our employees and officers. As employees assume greater levels of responsibility, an increasing proportion of their compensation is linked to performance. We review our compensation program periodically and make adjustments as needed or appropriate in order to meet our objectives. We have described below the principal components of our compensation program and the purpose of each component.

•	Base Salaries — To provide a fixed compensation to attract and retain the best employees at all levels

•	Base pay opportunities for all positions are determined based upon appropriate competitive salary surveys and other reference points, internal responsibilities and ability to contribute to our success.

•	Individual base salary determinations also involve consideration of each employee’s experience, qualifications and performance.

•	Short-Term Incentives — To motivate and reward achievement of critical tactical, strategic and financial goals

•	Consistent with competitive practices, all employees should have a portion of targeted total compensation at risk, contingent upon performance relative to corporate, team and/or individual objectives. All employees should share in rewards when mutual efforts contribute to outstanding overall results.

•	Long-Term Incentives — To align interests of recipients with our shareholders and to provide a retention incentive

•	Key decision-makers and others who are critical to our long-term success should have a meaningful portion of their total compensation opportunity linked to our success in meeting our long-term performance objectives and increasing shareholder value.

•	All employees should have the opportunity to acquire our stock on a cost-favorable basis.

•	Employee Benefits — To meet the health and welfare needs of our employees and their families

•	We assist employees to meet important needs such as retirement income, health care, survivor income, disability income, time-off and other needs through Company-sponsored programs that promote good health and financial security and provide employees with reasonable flexibility in meeting their individual needs.

•	Severance Policy and Change of Control Agreements — To attract and retain officers and to encourage officers to remain focused in the event of rumored or actual fundamental corporate changes

•	We provide continuation of compensation and benefits to certain officers if they are terminated without Cause or resign for Good Reason, as those terms are defined in our policies and agreements.

•	Communications and Training

•	We are committed to sharing information with employees to enable them to fully understand their total compensation opportunities and to provide managers responsible for determining compensation with the tools and training needed for them to make sound decisions.

We do not provide to the Named Executive Officers or our other senior officers any deferred compensation or special retirement or pension plans or perquisites that are not available to our employees generally.

The Executive Compensation Process

Role and Authority of the Compensation Committee

The current members of the Compensation Committee are: Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. The Compensation Committee and the Board have determined that each individual who served on the Compensation Committee in 2008 and each current member of the Committee is “independent,” as that term is defined in Nasdaq rules and regulations, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

The Compensation Committee assists our Board of Directors in fulfilling its responsibilities for the oversight of our compensation policies, plans and benefit programs, the compensation of our Chief Executive Officer and other senior officers, and the administration of our equity compensation plans and our 401(k) plan. After reviewing our corporate goals, business plan and objectives for the year, the Committee determines base salary, the level of target awards under our annual cash incentive plan, including the balanced scorecard goals and objectives, and the number and type of equity grants to be awarded under our long-term equity incentive plans for our senior officers during that year. The Committee has the authority to determine the annual compensation for our senior officers, other than for the Chief Executive Officer. The Committee evaluates the performance of and recommends the compensation of our Chief Executive Officer to the full Board. In practice, our full Board reviews and approves the compensation of all of our Named Executive Officers and certain other senior officers in executive sessions of non-employee directors.

Role of the Chief Executive Officer and Management

The Compensation Committee, which met in person or by telephone four times in 2008 and six times in 2007, confers regularly with Mr. Ungaro, our Chief Executive Officer, and other senior officers and members of our Human Resources department regarding the structure and effectiveness of our compensation plans and proposals for changes to our compensation programs. As members of our Board, Committee members obtain information regarding our tactical and strategic objectives, goals, operational and financial results, our annual financial plan and the outlook regarding our future performance. The Committee meets in executive session twice annually with Mr. Ungaro to review his performance and his evaluation of the performance of other senior officers and annually to review his recommendations for the compensation of the other senior officers, including the other Named Executive Officers. These recommendations cover base salary, the structure of the annual cash incentive plan, including target awards and performance goals and objectives for each senior officer, and the level and form of equity grants.

Role of Compensation Consultants

In August 2007, the Compensation Committee retained the compensation firm of Watson Wyatt Worldwide to conduct a competitive review of our compensation programs for senior officers and to advise the Committee regarding a total compensation philosophy. The Committee previously had obtained significant executive compensation information through our mid-2005 restructuring of our senior executive team, which included promoting Peter J. Ungaro first to President and later to Chief Executive Officer, and adding Margaret A. Williams, Brian C. Henry and Steven L. Scott to key executive officer positions, and through subsequent searches for a senior high performance computing sales executive in 2006 and 2007 which culminated with Ian W. Miller joining us in early 2008. The decision to retain a compensation consultant was in part in recognition that the market information obtained in connection with the 2005 officer hires was aging, and that the Committee could use an independent broad view of current compensation levels, practices and programs, particularly in the high technology industry. Watson Wyatt completed its review and made its recommendations in November 2007. Given this timing, these recommendations did not affect 2007 compensation but were used by the Committee as a framework for its decisions regarding 2008 compensation for the Named Executive Officers and other senior officers. Watson Wyatt reported directly to the Committee, and was not previously retained by our management and has not since performed any tasks for our management. If our management wishes to retain Watson Wyatt for any services, those services must receive the prior approval of the Chair of the Compensation Committee.

In preparing its recommendations to the Compensation Committee, Watson Wyatt reviewed numerous sources of competitive data, particularly the 2006-2007 Watson Wyatt Data Services’ Top Management Report, the 2006/2007 Mercer Executive Compensation Survey and the 2007 Radford Executive Compensation Survey. In addition to these published surveys, Watson Wyatt also analyzed the compensation of named executives of 20 peer companies through their most recently filed proxy statements. The peer companies are high technology companies with employee counts and revenue similar to ours (we ranked between the 50th and 75th percentile in employee count and just above the 25th percentile in revenue, based on 2007 information). The peer companies Watson Wyatt used were: Adaptec, Inc., Datalink Corporation, Dot Hill Systems Corp., Electro Scientific Industries Inc., F5 Networks, Inc., FEI Company, Hypercom Corporation, Intevac Inc., Iomega Corporation, Isilon Systems, Inc., Lattice Semiconductor Corporation, Mercury Computer Systems, Inc., Overland Storage, Inc., Park Electochemical Corp., Presstek, Inc., Rackable Systems, Inc., Rimage Corporation, Silicon Graphics, Inc., Stec Inc., and TriQuint Semiconductor, Inc.

Benchmarking and Other Factors

For its 2008 decisions the Compensation Committee considered the Watson Wyatt recommendations to frame the overall total compensation approach and general market competitiveness. As in previous years, the Committee, in making specific decisions regarding each Named Executive Officer’s compensation, also considered internal and external relative parity among senior management, the experience and performance of individual officers, their current compensation levels and the reasonableness of the officer’s compensation in light of our compensation objectives and our operational and financial performance. Historically, we have had a relatively flat salary structure for our senior officers, with the significant differences in total compensation among the senior officers being reflected in short-term cash and long-term equity incentive awards. This approach helps us manage our fixed costs and yet provides the potential for higher compensation levels based on performance-dependent short-term and long-term incentives.

The Committee did not benchmark to a specified level of compensation in the surveys or the peer companies for these reasons. The Committee also recognized that competition for most of our Named Executive Officers often comes from much larger companies, whether in the high performance computing industry or other technology companies, for which directly comparable compensation information is not publicly available. The Committee also believes that for technical and engineering positions, such as those held by Ms. Williams and Mr. Scott, there are less consistently defined positions across technology companies so that the survey and peer group compensation information is less directly applicable to them, and that each of these officers has significant high performance computing experience and achievements and roles not reflected in general survey and peer group analyses. In the end, the Committee relied substantially on its collective experience and judgment to establish the 2008 compensation for the Named Executive Officers and other senior officers.

Analysis of 2008 Compensation Determinations

Overview — Total Target Compensation

After considering the Watson Wyatt recommendations, the Compensation Committee adopted a total target compensation approach for our Named Executive Officers and other senior officers that framed its decisions covering:

•	base salary,

•	target awards under our annual cash incentive plan, and

•	long-term equity grants of stock options and restricted stock.

Given our operational and financial performance prior to 2008 and in light of the Watson Wyatt recommendations and other factors described below, the Committee, with respect to each of the Named Executive Officers, did not make any changes in 2008 to their respective base salaries, which have been unchanged since 2005, or the target awards under the balanced scorecard component of our 2008 cash incentive compensation plan from 2007 levels which in turn were unchanged from 2006 levels; the Committee added a component to our 2008 cash incentive plan based on achieving at least $5 million of net income for the Named Executive Officers and other senior officers who were with us for most of 2007; and the Committee granted long-term equity awards — the most recent previous equity grants were in December 2006.

As a result of these decisions, approximately two-thirds of the total 2008 target compensation for our Named Executive Officers was performance based and at risk, except for Mr. Ungaro, who had over 80% of his total target compensation that was performance based and at risk. Although in specific situations particular components of compensation were at different levels from the Watson Wyatt suggestions, the total target compensation for Mr. Ungaro, Mr. Henry and Ms. Williams was generally in line with the Watson Wyatt total target compensation market levels. Mr. Scott’s total target compensation exceeded the Watson Wyatt recommendations, which the Committee believed under-stated his technological experience, his recognized expertise in the high performance computing industry and his role with us, and reflected the limitations on survey and peer group information in his situation.

Mr. Miller’s compensation was negotiated when he joined us in early 2008, and each component was above the Watson Wyatt suggested target levels, particularly the annual incentive plan targets and equity grants. The Committee considered these decisions appropriate given Mr. Miller’s experience and past performance in high technology sales and marketing positions and the Committee’s experience over the last two years looking at other potential candidates for this position. Although Mr. Miller had the principal sales and marketing function, he did not receive a commission or override based on sales volumes but instead a high annual plan target award when compared to the other Named Executive Officers (other than Mr. Ungaro). As a result, over 70% of Mr. Miller’s total target compensation was performance based and at risk.

The Committee believes that the overall structure of the compensation for the Named Executive Officers is in furtherance of our compensation philosophy and objectives in providing, within our means and for our industry, competitive total target compensation with sufficient base salaries with a significant proportion of the total target compensation based upon performance and at risk, including a meaningful proportion that is equity-based, to align the officers’ interests with those of our shareholders and provide a strong retention and performance incentive.

Base Salary

Watson Wyatt concluded that the 2007 Radford Executive Compensation Survey had the most relevant information for its analysis of our base salaries. Watson Wyatt advised the Compensation Committee to revise the base salary structure for our senior officers to use five consistently structured bands rather than the three disparate bands we previously had used. Each band was separated into seven segments, with positions in the range depending upon experience, qualifications and performance. With Mr. Ungaro’s assistance, each executive officer was assigned a position in that range. Following this review, the Committee determined that each Named Executive Officer had a base salary that was substantially in the range suggested by the Watson Wyatt survey data, except that Mr. Ungaro’s base salary was significantly less than the suggested level for his experience, qualifications and performance, and Mr. Scott’s base salary exceeded the suggested level for his chief technology officer position. After review of all the factors described above, the Committee did not change the base salary levels for any Named Executive Officer for 2008 from their previous levels, which have stayed constant since 2005, in order to provide consistency with prior years and to continue to have a high percentage of each Named Executive Officer’s total target compensation at risk. Mr. Miller’s negotiated base salary was essentially consistent, given his experience and background, with the base salary structure for our other senior officers although slightly higher than the base salary levels suggested by Watson Wyatt.

Annual Cash Incentive Compensation Plan

Our annual cash incentive plan is an important element of the compensation program for all of our employees, including the Named Executive Officers. This plan provides performance-based cash incentives based on Company and individual performance against specific targets, with the purpose of motivating and rewarding achievement of our critical tactical, strategic and financial goals. For 2008 the annual cash incentive plan for our senior officers, including all Named Executive Officers, had two components — a balanced scorecard award plan based on quantitative financial and qualitative operational goals, consistent with prior years, and an additional payment for the Named Executive Officers and certain other senior officers who were with us for most of 2007 if we achieved at least $5 million in net income for 2008. These awards were payable only if the specified performance objectives were achieved. As a matter of retention, officers must continue to be employed by us when the awards are paid, generally in March following the applicable year, in order to receive the cash payments.

In preparing its cash incentive plan compensation recommendations to the Compensation Committee, Watson Wyatt determined a competitive range of total cash compensation, using the market base salary midpoint from its base salary review and an average of (a) the average target percentages from the three compensation surveys — Watson Wyatt Data Services, Mercer Executive Compensation and Radford Executive — described above, and (b) a regression analysis of target incentives as a percent of base salary from the peer group companies. This process demonstrated that our total cash compensation targets, when our 2008 base salaries were combined with the target awards in our 2007 annual cash incentive plan, were generally consistent with the market total cash compensation amounts as determined by Watson Wyatt for each of our Named Executive Officers, with the exception of Mr. Scott and Ms. Williams for the reasons described earlier, with each of their potential awards being substantially above the Watson Wyatt data. When the additional potential award based on reported net income is considered, our total cash compensation targets were above the Watson Wyatt market compensation levels for each Named Executive Officer, with Mr. Scott and Ms. Williams continuing to be more significantly above those levels, as was the negotiated compensation for Mr. Miller. For 2008, the Committee did not change the incentive plan target awards, however, concluding that as we have not reported net income since 2003 it was important that the Named Executive Officers and other senior officers have a specific incentive to achieve a significant level of net income; the Committee also believed that the target awards for Mr. Scott and Ms. Williams were each appropriate, given their significant high performance computing experience, achievements and roles, which were not well reflected in the general survey and peer group analysis. As noted earlier, Mr. Miller did not receive a commission or override incentive based on sales volumes, and in lieu he received the second highest target award under the annual incentive plan. Mr. Ungaro’s target award continued to be substantially higher than the other Named Executive Officers to offset his relatively low base salary compared to the Watson Wyatt information regarding chief executive officer compensation and to bring his total cash compensation target income in line with the Watson Wyatt chief executive officer compensation information.

Balanced Scorecard Awards

The following table shows the 2008 target award amount for each Named Executive Officer under the balanced scorecard component of our 2008 annual cash incentive plan:

		Target Award As
Executive	Title	% of Base Salary

Peter J. Ungaro	Chief Executive Officer and President	150%
Brian C. Henry	Chief Financial Officer and Executive Vice President	60%
Margaret A. Williams	Senior Vice President responsible for research and development	60%
Steven L. Scott	Chief Technology Officer and Senior Vice President	50%
Ian W. Miller	Senior Vice President responsible for worldwide sales and marketing	100%

General Conditions.  The threshold for incentive awards was 25% of the target award to a maximum of 150% of the target award. Unless our Adjusted Operating Income, as defined below, was at least $5 million, the maximum award was 12.5% of the target award. Any payout over 100% of the target award required that we obtain at least $225 million in Product Bookings in 2008 in order to emphasize the need for revenue over a term longer than 2008 and to replace the revenue anticipated to be recognized in 2008.

Scorecard Goals.  In setting performance goals for the 2008 incentive plan, the Committee set performance goals weighted differently for each Named Executive Officer, depending on their areas of responsibility and the factors on which they have the most influence. Each Named Executive Officer had one or more of the following quantitative financial goals for 2008 as set out in the following table. All dollar figures are in millions. If actual results fell between the specified points in the table, a resulting percentage would be interpolated — for example, if 2008 Gross Profit Dollars were $102 million, that component would have been weighted at 116.7%. The financial targets were based on our 2008 financial plan presented to our Board in February 2008 and were set at levels so that if we achieved but did not substantially surpass that financial plan we would report positive net income and the Named Executive Officers would achieve incentive awards of approximately 35% of their respective target awards.

	Threshold		Target	Stretch
Measurement	(25%)	(50%)	(100%)	(150%)

2008 Product Bookings	$170	$190	$225	$260
2008 Gross Profit Dollars	90	94	100	106
2008 Product Gross Profit Dollars	68	70	75	80
Adjusted Operating Income	5	10	18	30
Leadership	Meets Some Expectations	Meets Expectations	Fully Meets / Sometimes Exceeds Expectations	Exceeds Expectations

The Committee selected the foregoing financial measurement factors for the following reasons:

•	Product Bookings (defined as firm contracts for new product sales expected to be recognized as revenue prior to December 31, 2009) - Product bookings emphasize the need for revenue over a term longer than a year;

•	Gross Profit Dollars and Product Gross Profit Dollars (defined as our reported gross profit dollars or our product gross profit dollars, respectively, and in each case excluding stock compensation, cash incentive plan payments, executive retention costs and restructuring charges or impairment costs) — Our gross profits, whether overall or for our products, although improving in recent years, have not been as desired, and we have targeted improved gross profit as a driver to bottom-line profitability; and

•	Adjusted Operating Income (defined as our reported operating income after adding back stock compensation, cash incentive plan payments, executive retention costs, restructuring charges and impairment costs) — To reward both controlling expenses and increasing gross profit contributions.

In addition, the Named Executive Officers responsible for technical areas had similar quantitative financial goals and qualitative product development and marketing goals for the year, weighted as appropriate for their respective areas of responsibility, and each Named Executive Officer had qualitative Leadership goals.

Individual Scorecards.  The 2008 scorecards for each Named Executive Officer are described below.

Peter J. Ungaro — As our Chief Executive Officer, Mr. Ungaro’s scorecard was based on our overall financial performance and most heavily weighted on Leadership, with weightings of 25% for Product Bookings, 15% for Gross Profit Dollars, 15% for Adjusted Operating Income and 45% for Leadership; the latter category included Business Management goals for growing market share and hiring of key executives, Operations Management goals for achieving specific product development goals, and Strategy Development and Execution goals regarding our custom engineering activities, improving our long-term business model and overall competitiveness and completing our arrangements with Intel Corporation.

Brian C. Henry — As our Chief Financial Officer, Mr. Henry’s scorecard was based on our overall financial performance and most heavily weighted on Adjusted Operating Income in order to drive towards reporting positive net income, with weightings of 10% for Product Bookings, 15% for Gross Profit Dollars, 50% for Adjusted Operating Income and 25% for Leadership; the latter category included goals relating to cash management, capital expenditures, Sarbanes-Oxley and SEC reporting compliance, succession planning within the finance department, finance department budget management, improved monthly management reporting, improving our long-term business model and overall competitiveness, and completing our arrangements with Intel Corporation.

Margaret A. Williams — As our Senior Vice President responsible for research and development, Ms. Williams’ targets were weighted 60% on specific product development achievements and engineering budgets, 20% on Adjusted Operating Income and 20% for Leadership, including advancing succession planning for key positions within the research and development group, improving product quality, developing an integrated multi-year development schedule across all product programs, improving department efficiency and reducing the development cycle time, and achieving the 2008 DARPA High Performance Computer System (“HPCS”) program milestones and specific product development goals.

Steven L. Scott — As our Chief Technology Officer, Mr. Scott’s plan was most highly weighted in the area of Leadership, with 25% on Product Bookings, 25% on Adjusted Operating Income and 50% on Leadership, including completing amendments to our DARPA HPCS program, specific product development goals, representing our technical capabilities publicly and supporting our sales and marketing efforts, managing our principal engineer program and corporate architecture team, supporting Ms. Williams in achieving our research and development budget and schedule targets, budget management of the chief technology group, achieving our DARPA HPCS milestones, and working with our government programs office regarding government funding of our development programs.

Ian W. Miller — As Senior Vice President responsible for worldwide sales and marketing, Mr. Miller’s plan was most heavily weighted to Product Bookings and Product Gross Profit Dollars, with 30% on Product Bookings, 30% on Product Gross Profit Dollars, 20% on Adjusted Operating Income and 20% on Leadership, including advancing succession planning efforts within the sales organization, managing the sales and marketing budgets, managing our principal marketing programs and trade shows, developing programs to build the Cray brand, developing near-time programs to include Intel processors, future growth strategy and opportunities, timing of cash payments in new sales contracts and improving customer satisfaction.

For 2008, we met our target goal for Product Bookings and exceeded our stretch goals for each of Gross Profit Dollars, Product Gross Profit Dollars and Adjusted Operating Income.

Mr. Ungaro, as chief executive officer, subject to final approval by the Compensation Committee, retained the right to adjust the formula incentive award (from 0% to 125%) for each officer, based on his judgment as to the officer’s performance; Mr. Ungaro did not adjust any awards for 2008. The Board, in executive session, approved the final incentive award for Mr. Ungaro and in practice approved the final incentive awards to the other senior officers, including the other Named Executive Officers, also using no discretion to increase or decrease any of the awards.

Award Based on Net Income Target

The Named Executive Officers and other senior officers who served in such positions with us for most of 2007 were eligible to receive an additional cash payment equal to 25% of target award if our net income for 2008 was at least $5 million. This component of our annual incentive plan served as a performance-based retention incentive for senior officers who were with us for most of 2007. Mr. Miller, who joined us in February 2008, was not eligible for this component of the cash incentive plan. For 2007, no incentive awards were paid to senior officers although a significant contributing factor to our failure to reach the 2007 required performance targets was the failure of a third-party supplier to provide necessary parts on time. Adding this component to the 2008 plan expanded to a total of eleven the number of senior officers with performance-based awards similar to those previously given in 2007 to Mr. Ungaro, Mr. Henry and Ms. Williams. In order to receive this payment, we had to achieve financial results significantly above the February 2008 Board financial plan, results that would have approached performance levels approximately mid-way between the 50% and 100% specified points in the above table of balanced scorecard goals. We have not reported positive net income since 2003, and no incentive award payments were made to Named Executive Officers in 2007 and only once since 2003. As our net income for 2008 would have substantially exceeded $5 million except for a non-cash goodwill impairment charge largely due to overall market factors, the Committee determined that the objectives of this incentive component had been achieved and authorized payment of this award.

For more information about the awards and cash payments under the 2008 cash incentive plan to the Named Executive Officers, see the “Summary Compensation Table” and “Grants of Plan-Based Awards” table under “Compensation Tables” below.

Difficulty of Performance and Net Income Targets

We believe that the Committee and the Board in general have set performance targets for our annual cash incentive plans that are achievable but require significant effort to be met, with annual incentive awards at target being at substantial risk and incentive awards above target being very difficult to realize. In the past eight years, we paid no cash incentive awards for 2001, 2004, 2005 or 2007, paid at-target awards for 2006 and paid above-target awards for 2002, 2003 and now for 2008. The 2008 financial performance targets were based on our financial plan delivered to the Board in February 2008 with the expectation of achieving, if we only met that plan, an approximately 35% target award and not receiving the award based on net income.

Long-Term Equity Awards

We grant stock options and restricted stock for certain new hire situations, principally for senior manager and officer positions and generally on an annual basis as part of the total target compensation plan for the Named Executive Officers and other senior officers. In accordance with our compensation philosophy and objectives described above, these grants are designed to:

•	align the interest of recipients with our shareholders,

•	motivate and reward recipients to increase shareholder value over the long-term,

•	provide a significant proportion of their total target compensation at risk subject to future performance, and

•	provide a retention incentive.

As noted earlier, in the past several years we have recruited a number of key senior officers and through that process have learned that the available talent pool in our industry is limited and that candidates and our officers have significant other opportunities. Given these circumstances, the Committee has emphasized the retention nature of equity awards to keep our senior management team in place. For this reason, the Committee did not add specific performance criteria to any of the grants. The Committee has undertaken to continue to review whether to add performance criteria to at least part of future equity grants.

In order to provide longer-term performance and retention incentives, we generally grant stock options with ten-year terms and four-year vesting schedules, with exercise prices equal to 100% of grant date fair market value (determined by the most recent closing price for our common stock prior to the grant decision or, for new hires, the most recent closing price prior to the first date of employment). As financial gain from stock options is dependent upon increases in the market price for our common stock after the date of grant, we believe option grants encourage recipients to focus on performance and initiatives that should lead to an increase in the market price of our common stock, which benefits all of our shareholders. In addition, when the market price for the underlying common stock is higher than the exercise prices of stock options that are not fully vested, those options provide a retention incentive. Stock options, however, represent a high-risk and potential high-return component, as the realizable value, and consequently the retention incentive, of each option can fall to zero if the market price for the underlying common stock falls below the exercise price. On December 31, 2008, the market price of our common stock was below the exercise prices of all of the outstanding stock options held by our Named Executive Officers, and as a consequence those options then had no realizable or intrinsic value, and little if any retention value. See the “Outstanding Equity Awards at Fiscal Year-End” table below.

We grant restricted stock with vesting dependent on continued employment, generally with four-year vesting schedules, with half of the granted shares vesting after two years and the balance vesting after four years (the actual vesting date is designed to occur during open trading window periods following filing of our quarterly or annual reports with the SEC). Awards of restricted stock are designed to increase each recipient’s ownership of our common stock, thereby aligning their interests with shareholders and, with a longer-term vesting schedule, to provide a significant long-term retention incentive.

In preparing its recommendations to the Committee for long-term equity compensation, Watson Wyatt determined a competitive range of total compensation, using the market base salary midpoint from its base salary review and an average of (a) the average target percentages from the three compensation surveys described above and (b) a regression analysis of target incentives as a percent of base salary from the peer group companies, with the difference between the target total compensation and target total cash compensation (combining base salary and target annual cash incentive awards) resulting in a suggested value for long-term compensation. Watson Wyatt suggested using valuation methods analogous to the expensing of these awards for financial reporting purposes to determine the number of options and restricted shares to grant.

The Committee determined to issue in 2008 generally an equal number of stock options and shares of restricted stock to the Named Executive Officers and other senior officers to provide a performance incentive while also providing a strong retention incentive to the senior officers in order to maintain the current management team. The Committee believes that, under Mr. Ungaro’s leadership, we have made great strides in a very competitive market and in difficult times, and that he has built a strong management team. However, when considering the need to reserve shares for adequate equity grants for new hires in 2008 and 2009, for directors pursuant to the director compensation plan for those years and for equity grants to senior managers and officers in 2009, the Committee found that the size of the 2008 individual grants was constrained by the number of options and restricted shares then available for grant under our option and equity incentive plans. Other factors considered by the Committee in making 2008 individual equity grants involved considerations of the contribution the officer has made to our overall performance, the officer’s potential performance and contribution and retirement plans, the current stock ownership of the officer, the extent and frequency of prior option grants and restricted stock awards, the officer’s unvested stock option and restricted stock position, the range of outstanding options with exercise prices below or above the current market price for our common stock and the remaining duration of the outstanding options. After considering all these factors and that the total cash compensation targets were above the Watson Wyatt recommendations, the values of the 2008 equity grants to the Named Executive Officers were less than the Watson Wyatt equity recommendations except for Mr. Scott, for the reasons described above, and for Mr. Miller, which were negotiated as part of the hiring process when we commonly award larger initial equity grants. In the end, however, the value of 2008 equity grants to the Named Executive Officers was in the range of approximately 43% to 49% of their respective total target compensation, and thus in furtherance of our compensation philosophy and objectives described above.

As explained above, the Committee has not used any one factor in its equity grant determinations nor set a specific burn or use rate, although the Committee generally expects that the pool of options and restricted stock should be available for grants for at least three years following shareholder approval. See “Guidelines for Granting Equity Compensation” below.

For information regarding equity grants in 2008 and in prior years, see the tables and associated footnotes and narratives under “Compensation Tables” below.

Severance Policy and Change of Control Agreements

We have adopted an executive severance policy and entered into certain change of control agreements, titled management retention agreements, designed to attract and retain officers in a competitive marketplace for talent, to retain officers during the uncertainty of rumored or actual fundamental corporate changes and to ensure that the officers evaluate any potential acquisition situations impartially without concern for how they may be personally affected. We believe that these plans are important competitive considerations, as it is generally believed that it takes senior corporate officers significant time to find new employment after their employment ends. The basic terms of the executive severance policy and the management retention agreements were first established a number of years ago and have not been changed substantively since their commencement in order to provide consistency for all covered officers, except for changes negotiated from time to time in connection with hiring new individual executive officers. In late 2008, we adopted a new executive severance policy and entered into new management retention agreements designed to comply with Section 409A of the Internal Revenue Code, although we maintained the basic structure of the previous policy and agreements to provide continuity.

Executive Severance Policy.  In October 2002, our Board of Directors adopted an Executive Severance Policy that covered our then senior executive officers. As described above, we updated the Executive Severance Policy in late 2008 in order to comply with Section 409A of the Internal Revenue Code. If officers are terminated without Cause or resign for Good Reason, as those terms are defined in the Policy, the officers receive for certain periods, ranging from six to 12 months, depending on their office and how long they have served us as officers, continuation of base salary, health and term life insurance benefits, an extended time to exercise vested options and outplacement services. Mr. Ungaro and Mr. Henry also receive their target cash incentive plan awards and the other covered officers could receive part or all of their respective target cash incentive awards for the year in which their employment terminates. To receive these benefits, the officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. For officers who are not parties to the management retention agreements discussed below, the Policy provides benefits following a Change of Control. Our obligations under this Policy are unfunded, and our Board has the express right to modify or terminate this Policy at any time prior to a Potential Change of Control or Change of Control, as those terms are defined in the Policy, or prior to delivery of a notice of termination of employment for a covered officer.

The following briefly describes the significant changes to the Executive Severance Policy implemented with the December 2008 revision:

•	the payment of a portion or all of the severance payments may be delayed to after six months following termination of employment, as required by Section 409A;

•	the protected period following a Change of Control, during which the Policy cannot be terminated and the benefits provided by the Policy cannot be reduced, is 24 months in line with a similar change in the Management Retention Agreements; and

•	the definition of “Good Reason” was amended to mean a material negative change in the employment relationship between the officer and the Company, as required by Section 409A; the definition of “Good Reason” in the Policy permits limited across-the-board officer salary reductions and changes in benefits, and restricts protection against changes in position and reporting relationships to Senior Vice Presidents and above in order to provide us with greater flexibility to change officer responsibilities as circumstances may change without triggering the protections of the Policy.

For officers covered by the Policy other than Mr. Ungaro and Mr. Henry, the amount of the severance payment was revised to include base salary and the target incentive award under our annual cash incentive plan pro-rated for the officer’s covered period (six months to one year) and adjusted for our actual performance; previously the severance payments for these officers covered only base salary. This change was made in light of the importance of the annual cash incentive plan as part of our total target compensation approach. The amounts payable as severance payments under the Policy to Mr. Ungaro and Mr. Henry were not changed and are based upon base salary and full target incentive award in accordance with our previous agreements with each of them, which were negotiated in 2005 when Mr. Ungaro was named our President and Mr. Henry first joined us.

Management Retention Agreements.  We previously entered into change of control agreements with each of the Named Executive Officers and certain other senior officers. In late 2008, we entered into new management retention agreements with our senior officers, including each Named Executive Officer, which were modified to comply with Section 409A of the Internal Revenue Code (Mr. Miller’s agreement was executed when he joined us in February 2008). Payments are made under these agreements only if two events occur (often referred to as a “double-trigger” form of agreement): first, there must be a Change of Control and, second, within two years after the Change of Control, the officer’s employment is terminated without Cause or the officer resigns for Good Reason, as such terms are defined in the agreement. If the agreements apply, the officer is to receive a lump sum payment equal to two times the officer’s annual compensation (base salary plus cash incentive plan award at target), payment of the COBRA costs for medical benefits for 18 months, reimbursement of the cost of term life insurance for 24 months, the acceleration of vesting of all stock options and 12 months to exercise all options after termination or, if earlier, until the options expire, and outplacement services. If these payments are subject to an “excess parachute payment” excise tax, we have agreed to provide a tax gross-up payment. We believe that tax gross-up payments are appropriate so that the recipient receives the benefit of the intended compensation without regard to the complexity of the calculations of “excess parachute payments” and as the payment is limited to two times annual compensation and benefits, rather than the higher levels generally permitted by the Internal Revenue Code before the excise tax is imposed.

The following is a brief description of the significant changes to the Management Retention Agreements implemented in the December 2008 agreements from the previous agreements:

•	all or a part of certain payments may be delayed to after six months following termination of employment, as required by Section 409A;

•	the definition of “Good Reason” was amended to mean a material negative change in the employment relationship between the officer and the Company, as required by Section 409A, including a material reduction in base salary (defined as being a reduction by more than 5%), a material reduction in the officer’s target award opportunity under our cash incentive plan, a material diminution of the officer’s status, title, position(s) or responsibilities (including reporting responsibilities), certain relocations or changes in customary office locations, a material overall reduction in benefits and the non-assumption of the Agreement by a successor entity;

•	the protected period following a Change of Control was reduced from 36 months to 24 months, in line with general practice at other companies;

•	disability insurance is no longer provided following termination;

•	the definition of “Cause” was amended to require a finding of Cause by the non-management directors, in order to provide greater protection to our officers in potentially difficult circumstances with new management following a Change of Control;

•	if there is a dispute as to whether “Cause” or “Good Reason” exists, the officer remains an employee until the dispute is settled, with the Company having the election to have the officer continue to work or be placed on paid leave; and

•	the severance arrangements include the Company paying all of the COBRA expense for up to 18 months, rather than a pro-rata portion previously provided for 24 months, and paying for outplacement services, which were not previously provided, in order to provide competitive benefits with other companies and, with respect to outplacement services, to provide consistency with the benefits provided under the Executive Severance Policy.

In addition, Mr. Ungaro and Mr. Henry each has a new provision that provides that, for a one-month period beginning six months following a Change of Control, he can resign and receive the benefits under his Agreement if at such time he no longer holds his same position and reporting relationship at a company registered under the Securities Exchange Act of 1934 as he held with us prior to the Change of Control. This was added as a competitive provision and balanced the key nature of their current positions with a publicly-held company, the loss of which constitutes a substantial diminution of job responsibilities and duties, and the provision of an appropriate period following a Change of Control to permit negotiations as to their respective positions, if any, with the new controlling entity.

Stock Option Plans and Restricted Stock Agreements.  Our stock option plans and restricted stock agreements provide that if the Company is sold, unless the existing options and restricted stock are continued or assumed by the successor entity, then each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested, and the options would terminate upon the sale becoming effective, and the restricted stock would vest in full. We believe that acceleration of vesting of options and restricted stock is appropriate when the options and restricted stock grants are not continued or assumed by the successor company, as the recipient has not received the full contemplated benefit of the equity award due to circumstances beyond the recipient’s control.

The Executive Severance Policy, the Management Retention Agreements and the stock option plans and restricted stock agreements are described in more detail under “Narrative to the Termination of Employment and Change of Control Payments Table” below.

Retirement Plans

Our only retirement plan for all U.S. employees, including the Named Executive Officers, is a qualified 401(k) plan under which employees may contribute a portion of their salary on a pre-tax basis. Participants may invest in a limited number of mutual funds, and may sell, but may not direct the purchase of, shares of our common stock. We match 25% of participant contributions, with half of the match paid in shares of common stock on a quarterly basis during the year and the balance paid after year-end in cash and/or shares of common stock, as the Board of Directors, acting through the Compensation Committee, decides. In recent years the final matching contribution has been made in shares of our common stock.

We do not have any pension plan for any of our U.S. employees, including our Named Executive Officers. We do not have any plan for any of our Named Executive Officers or other employees that provides for the deferral of compensation on a qualified or non-qualified basis under the Internal Revenue Code other than our 401(k) plan.

Additional Benefits and Perquisites

We have health and welfare plans available on a non-discriminatory basis to all employees in the United States designed to meet the health and welfare needs of our employees and their families and to provide a total competitive compensation package. We provide these benefits to the Named Executive Officers and other senior officers on the same terms and conditions as provided to all other eligible employees:

•	Group health insurance and dental and vision benefits

•	Life insurance, up to a maximum of $500,000

•	Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code

•	Long-term care

•	Short and long-term disability insurance

•	Supplemental income protection

•	Flexible spending accounts for health care and dependent care

•	An employee assistance plan and travel assistance.

We do not provide perquisites for the Named Executive Officers or other senior officers that are not available on the same terms to our employees generally.

Stock Ownership Guidelines

We have not implemented formal stock ownership guidelines for our officers. We expect that our executive officers will discuss potential sales of our common stock with our Chief Executive Officer. We continue to review the practices regarding such guidelines and may reevaluate our position with respect to stock ownership guidelines for officers.

Guidelines for Granting Equity Compensation

In 2005 and 2006, the Compensation Committee made decisions regarding base salaries and annual cash incentive awards in the spring of each year and decisions regarding annual equity grants in December. In 2007 the Committee decided to make all awards to senior officers in the spring concurrent with compensation decisions for all employees in order to have a more cohesive approach to total compensation for each senior officer, and for that reason the Committee made no general equity grants to senior executive officers in 2007. In 2008, the general equity grants were made in May. While the Committee expects to complete the senior officer compensation awards, including equity grants, this spring, the 2009 awards have not yet been made.

As stated above, while the Compensation Committee has the authority to determine the equity grants to executive officers, other than the Chief Executive Officer, in practice all grants to senior officers are reviewed and approved by the Board in executive sessions of non-management directors.

The Committee approves new-hire equity grants for vice presidents and has established guidelines for equity grants of new hires below that rank for awards approved by the Chief Executive Officer pursuant to those guidelines. New-hire grants are effective on the first day employment begins, with the exercise prices for stock options set at the closing price for our common stock on the immediately prior trading day. As the date of grants is pre-established, the timing of the release of material nonpublic information does not affect the grant dates for new-hire equity awards.

Under our option plans, we may not grant stock options at a discount to the fair market value of our common stock or, except under certain older plans, reduce the exercise price of outstanding options except in the case of a stock split or other recapitalization events. We do not grant stock options with a so-called “reload” feature, and we do not loan funds to employees to enable them to exercise stock options.

Securities Trading Policies

Our securities trading policies state that directors, officers and employees may not purchase or sell puts or calls to sell or buy our common stock, engage in short sales with respect to our common stock, or buy our common stock on margin or pledge shares of our common stock. Our policies restrict trading in our common stock by directors, officers and certain specified employees to open window periods following the release of our quarterly and annual financial results, except for trades pursuant to approved Rule 10b5-1 plans.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that we may deduct for compensation paid in any one year to our Chief Executive Officer and certain of our most highly compensated officers. This limitation does not apply, however, to “performance-based” compensation, as defined in the Internal Revenue Code. Our stock options generally qualify as “performance-based” compensation and, except for incentive stock options, may result in a deduction for us at the time of exercise. Payments to our Chief Executive Officer and certain of our most highly compensated officers under our annual cash incentive plan and our outstanding restricted stock grants do not qualify as “performance-based” compensation and are not deductible to the extent that the $1 million limit is exceeded. The deductibility of some types of compensation payments depends upon the timing of the awards and the vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of compensation. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs, particularly given our considerable net loss carry-forward position for U.S. tax purposes. Rather, we maintain the flexibility to structure our compensation programs in ways that promote the best interests of our shareholders.

Compensation Committee Report

The Compensation Committee is responsible for overseeing the Company’s compensation policies, plans and benefits program, the compensation of the Chief Executive Officer and other senior officers and the administration of our equity compensation plans and the Cray 401(k) Plan. As set forth in the Committee’s charter, which can be found at: www.cray.com under “Investors — Corporate Governance,” the Compensation Committee acts only in an oversight capacity, and relies on the work and assurances of management and outside advisers that the Committee retains. The Compensation Committee believes it has satisfied its charter responsibilities for 2008.

The Compensation Committee has worked with management for the past several years to develop a systematic compensation philosophy and structure. In 2007 the Committee retained Watson Wyatt Worldwide, a leading executive compensation consultant, to advise the Committee. Watson Wyatt personnel conducted an in-depth review of the then current compensation practices, including interviews with a number of managers at the Company, and then reported its findings to the Committee in a series of meetings, some with management and some in executive sessions. The results of that collaboration, which formed the basis for the 2008 executive compensation decisions, are described in the foregoing Compensation Discussion and Analysis.

A second focus area of the Compensation Committee has been the structure and strength of the Company’s senior management team. Most of the Company’s current management team came in 2005, when Mr. Ungaro became President, or more recently, including key hires and promotions in 2008 and 2009. The Committee meets twice a year with Mr. Ungaro to review his performance as chief executive officer and to obtain his assessment of the strengths and weaknesses of the management team. The Committee believes that under Mr. Ungaro’s leadership the Company has made great strides in a very competitive market and in difficult times. The Committee has worked with Mr. Ungaro to develop a strong “performance culture” at the Company. One aspect of that process has been emphasis on succession plans, identification of high potential, at-risk and retiring employees, and efforts to improve the officers’ management and leadership skills within a relatively new and thin management group. Another aspect, as is reflected in the Watson Wyatt compensation structure, is to add, to competitive base salaries, significant retention and incentive elements in long-term compensation awards, as discussed in the foregoing Compensation Discussion and Analysis.

The Compensation Committee also approves the compensation of new vice-presidents as they are hired, including base salary, annual cash incentive targets, equity grants and hiring bonuses, if any; determines the policy for awarding stock options and/or restricted stock grants to other new hires; reviews and approves amendments to the Company’s 401(k) plan; periodically reviews the Company’s staffing, including open positions and turnover; receives reports on the Company’s health and safety records and any equal employment opportunity claims, investigations and reports; and considers the Company’s medical and other health benefits, including potential changes and enhancements, from both a cost and a competitive perspective. In 2008, the Compensation Committee reviewed and recommended that the Board approve the terms of a new severance policy for officers and new change-of-control agreements for executive officers. These new documents, while drafted to comply with Section 409A of the Internal Revenue Code, also provided an opportunity to revise certain provisions to be more competitive with similar arrangements offered by other companies. The new policy and agreements also are described in the foregoing Compensation Discussion and Analysis.

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Frank L. Lederman, Chair
John B. Jones, Jr.
Stephen C. Kiely
Stephen C. Richards

Compensation Tables

The tables on the following pages describe, with respect to our Named Executive Officers, the 2008, 2007 and 2006 salaries, bonuses, incentive awards and other compensation reportable under SEC rules, plan-based awards granted in 2008, values of outstanding equity awards as of year-end 2008, exercises of stock options and vesting of restricted stock awards in 2008, and potential payments upon termination of employment and following a Change of Control.

Summary Compensation

The following table summarizes the compensation for the indicated years of our Chief Executive Officer, our Chief Financial Officer and our three highest paid other executive officers for the year ended December 31, 2008.

Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total(6)

Peter J. Ungaro	2008	$350,000	—	$305,265	$167,388	$853,125	$4,415	$1,680,193
Chief Executive Officer and	2007	$350,000	$437,500	$457,152	$80,000	—	$4,361	$1,329,013
President	2006	$350,000	$875,000	$591,607	$2,537	$525,000	$1,345	$2,345,489
Brian C. Henry	2008	$325,000	—	$161,014	$92,983	$302,250	$6,367	$887,614
Chief Financial Officer and	2007	$325,000	$260,000	$261,161	$52,000	—	$5,758	$903,919
Executive Vice President	2006	$325,000	$520,000	$344,927	$1,396	$195,000	$1,626	$1,387,949
Margaret A. Williams	2008	$300,000	—	$150,238	$86,735	$253,800	$6,367	$797,140
Senior Vice President	2007	$300,000	$240,000	$261,161	$52,000	—	$4,560	$857,721
	2006	$300,000	$480,000	$344,927	$1,396	$180,000	$1,613	$1,307,936
Steven L. Scott	2008	$300,000	$500	$113,763	$65,722	$225,000	$4,415	$709,400
Senior Vice President and	2007	$300,000	—	$58,344	$33,000	—	$21,238	$412,582
Chief Technology Officer	2006	$300,000	—	$1,882	$888	$150,000	$22,278	$475,048
Ian W. Miller	2008	$230,000	$100,000	$87,563	$32,542	$288,493	$6,140	$744,738
Senior Vice President

(1)	The amount shown for 2008 in this column for Mr. Scott reflects a payment for issuance of a patent. The amount shown for Mr. Miller is for a one-time hiring bonus for when he joined us in February 2008. Mr. Miller agreed to repay all of this bonus if he voluntarily left us before February 11, 2009, and 50% of the bonus if he voluntarily leaves us before February 11, 2010.

(2)	The amounts shown in this column do not reflect an amount paid to or earned or realized by any Named Executive Officer but rather reflect the expense recorded on our financial statements for the indicated year with respect to all restricted stock awards held by each Named Executive Officer during that year, disregarding any adjustments for estimated forfeitures. See “Analysis of 2008 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and the “Outstanding Equity Awards at Fiscal Year-End” and “2008 Option Exercises and Stock Vested” tables below for a more complete description of these awards.

See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008, for a description of the valuation of these restricted stock awards pursuant to FAS 123R. The amount any Named Executive Officer realizes, if any, from these restricted stock awards will depend on the future market value of our common stock when these shares are sold, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(3)	The amounts shown in this column do not reflect an amount paid to or earned or realized by any Named Executive Officer but rather reflect our expense for the indicated year with respect to all outstanding stock options held by each Named Executive Officer during that year, disregarding any adjustments for estimated forfeitures, and otherwise as recorded on our financial statements. See “Analysis of 2008 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and the “Outstanding Equity Awards at Fiscal Year-End” table below for a more complete description of these option grants.

See the section entitled “Shared-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008, for a description of the valuation of these stock options, including key assumptions, under the Black-Scholes pricing model pursuant to FAS 123R; the values determined by the Black-Scholes pricing model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of these options. There can be no assurance that the options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these options depends on the future excess, if any, of the market value of our common stock over the exercise price of the options when the Named Executive Officer sells the underlying shares, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown. In fact, on December 31, 2008, the per share exercise price of the stock options held by the Named Executive Officers exceeded the market value of our common stock of $2.08 per share on that date and the options had no intrinsic value.

(4)	The information in this column reflects payments to the Named Executive Officers under our annual cash incentive plan for the indicated year. Payments for our 2008 cash incentive plan were paid in March 2009. See the “Grants of Plan-Based Awards” table below and “Analysis of 2008 Compensation Determinations — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above for a description of the 2008 cash incentive plan, including the conditions to payments of awards.

(5)	“All Other Compensation” for 2008 includes premiums for group term life insurance policies and matching contributions under our 401(k) plan, as follows:

	Group Term	401(k) Plan
Officer	Life Insurance	Match

Peter J. Ungaro	$540	$3,875
Brian C. Henry	$1,242	$5,125
Margaret A. Williams	$1,242	$5,125
Steven L. Scott	$540	$3,875
Ian W. Miller	$1,015	$5,125

(6)	The amounts shown in the “Total” column are the sum of the amounts shown in the columns for salary, bonus, stock awards, option awards, non-equity incentive plan compensation and all other compensation, as required by SEC rules. Because these sums combine cash payments earned by and made to the Named Executive Officers and amounts not earned by or paid to the Named Executive Officers but rather amounts recorded by us on our financial statements as an expense for restricted stock awards and options held by the Named Executive Officers, the actual total amount earned in any year by a Named Executive Officer depends on future events and, for the reasons described in footnotes (2) and (3) above, there is no assurance that the Named Executive Officers will realize a total sum at or near the values shown.

Grants of Plan-Based Awards in 2008

The following table sets forth certain information with respect to the potential cash incentive awards and the equity awards for the year ended December 31, 2008, to the Named Executive Officers. See “Analysis of 2008 Compensation Determinations — Annual Cash Incentive Compensation Plan” and “— Long-Term Equity Awards” in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards

							Exercise
							Price
					All	All	of
					Other	Other	Option
		Estimated Possible Payouts Under Non-Equity			Stock	Option Awards	Awards	Grant Date Fair
	Grant	Incentive Plan Awards(1)			Awards	(underlying	($ per	Value(4)
Name	Date	Threshold	Target	Maximum	(shares)(2)	shares)(2)	share)(3)	Stock	Options

Peter J. Ungaro	5/16/08	$131,250	$656,250	$918,750	90,000	80,000	$6.63	$589,500	$285,600
Brian C. Henry	5/16/08	$48,750	$243,750	$341,250	45,000	45,000	$6.63	$294,750	$160,650
Margaret A. Williams	5/16/08	$45,000	$225,000	$315,000	38,000	38,000	$6.63	$248,900	$135,660
Steven L. Scott	5/16/08	$37,500	$187,500	$262,500	36,000	36,000	$6.63	$235,800	$128,520
Ian W. Miller	2/11/08	$57,500	$230,000	$345,000	50,000	50,000	$5.34	$264,000	$142,000

(1)	Represents threshold, target and maximum payout levels under our annual cash incentive compensation plan for 2008, which had two components. The target and maximum payout levels assume payment of the second component, the 25% of target award based on achieving net income; if we had achieved only the threshold payout level, we would not have earned that award and so it is excluded from the threshold payout level. We paid above-target levels to each of the Named Executive Officers for 2008, as is reflected in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above. Additional information regarding the annual cash incentive plan for 2008 is included under “Analysis of 2008 Compensation Determinations — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above.

(2)	Reflects the number of restricted stock awards and shares of common stock underlying stock options granted to Mr. Miller in February 2008 when he joined us and to each other Named Executive Officer on May 16, 2008, pursuant to our shareholder approved equity incentive plans. Half of Mr. Miller’s restricted stock awards vest on February 28, 2010 and the remaining half vest on February 28, 2012, while half of these restricted stock awards granted to each other Named Executive Officer vest on May 15, 2010, and the remaining half vest on May 15, 2012. Restricted stock awards are forfeitable upon certain events and also vest in full upon the death or Disability of the recipient and upon certain other events. Twenty-five percent of the stock options granted to the Named Executive Officers on May 16, 2008, vest on May 16, 2009, with the remaining balance vesting monthly over the next 36 months, so that all options will be vested on May 16, 2012; 25% of Mr. Miller’s stock options vested on February 11, 2009, and the remaining balance vest monthly over the next 36 months so that all of his options will be vested in full on February 11, 2012. Vesting of stock options is accelerated upon the death or Disability of the optionee, and may be accelerated upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Analysis of 2008 Compensation Determinations — Long-Term Equity Awards” and “Severance Policy and Change of Control Agreements — Stock Option Plans and Restricted Stock Agreements” in the Compensation Discussion and Analysis above.

(3)	Reflects 100% of the fair market value of our common stock on May 16, 2008, the grant date. In determining the grant date fair market value, we use the most recent closing price for our common stock prior to the applicable Committee or Board meeting. If meetings are held in the morning, then we use the closing price on the immediately preceding trading date. If the meetings are held after 1:00 p.m. Pacific time on a trading day, we use the closing price on the date of the meeting. The exercise price of $6.63 per share represents the closing price on the preceding trading date of May 15, 2008. The closing price on May 16, 2008, was $6.58 per share.

(4)	The grant date fair value of the restricted stock awards and stock option grants was computed in accordance with FAS 123R and represents our total projected expense for financial reporting purposes of those awards and grants. See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008, for a description of the valuation of these restricted stock awards and stock option grants, including key assumptions under the Black-Scholes pricing model for determining values of stock options; the values determined by the Black-Scholes model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of the stock options. There can be no assurance that the stock options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these restricted stock awards and stock option grants depends on the market value of our common stock in the future when the Named Executive Officer sells the restricted shares or the shares underlying the stock options, as the case may be, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

Narrative to the Summary Compensation and Grants of Plan-Based Awards Tables

The amounts reported in the Summary Compensation Table include base pay, annual and long-term incentive amounts and benefits and are described more fully above under “Analysis of 2008 Compensation Determinations” in the Compensation Discussion and Analysis above.

As noted in that analysis, for our Named Executive Officers there were no increases in base salaries in 2008 over 2007 or 2006. Our performance in 2008 exceeded the target levels for our annual cash incentive compensation plan; this is the first time our executive officers earned above-target levels of incentive compensation since 2003.

As also noted in that analysis, the combination of restricted stock awards and stock option grants is to provide a performance incentive while also providing a strong retention incentive. As of December 31, 2008, none of the stock options granted in May 2008 had any intrinsic value as the per share exercise price of $6.63 for the options exceeded the closing market price of $2.08 per share on December 31, 2008, and the value of the restricted stock, which remains unvested, is substantially less than the grant date fair value.

Mr. Miller’s compensation was negotiated when he joined us in February 2008. As he was not an employee in 2007, he was not eligible for the 25% of target award based on net income. His bonus award for 2008 is a one-time hiring bonus, which he agreed to repay in full if he voluntary left us before February 11, 2009, and to repay 50% if he voluntarily leaves us before February 11, 2010.

Outstanding Equity Awards on December 31, 2008

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008, held by our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

					Stock Awards
	Option Awards				Number of		Market Value
	Number of Shares		Option		Shares That		of Shares
	Underlying Unexercised Options(1)		Exercise Price	Option	Have Not		That Have
Name	Exercisable(2)	Unexercisable(3)	($ per share)(4)	Expiration Date	Vested		Not Vested(7)

Peter J. Ungaro	124,999		$36.00	7/30/13	31,575	(5)	$65,676
	25,000		$27.56	2/5/14	90,000	(5)	$187,200
	75,000		$14.76	9/20/14
	43,750		$8.00	5/11/15
	43,750		$10.00	5/11/15
	43,750		$12.00	5/11/15
	43,750		$14.00	5/11/15
	31,575	31,575	$10.56	12/19/16
		80,000	$6.63	5/16/18
Brian C. Henry	124,999		$5.92	5/23/15	17,375	(5)	$36,140
	17,375	17,375	$10.56	12/19/16	45,000	(5)	$93,600
		45,000	$6.63	5/16/18
Margaret A. Williams	12,500		$8.32	4/27/15	17,375	(5)	$36,140
	12,500		$10.00	4/27/15	38,000	(5)	$79,040
	12,500		$11.64	4/27/15
	12,500		$13.32	4/27/15
	6,250		$8.00	5/11/15
	6,250		$10.00	5/11/15
	6,250		$12.00	5/11/15
	6,250		$14.00	5/11/15
	17,350	17,350	$10.56	12/19/16
		38,000	$6.63	5/16/18
Steven L. Scott	547		$20.00	7/1/10	11,050	(5)	$22,984
	948		$10.12	2/7/11	36,000	(5)	$74,880
	7,292		$10.36	4/29/12
	3,907		$16.40	7/12/12
	124,499		$27.56	2/5/14
	6,250		$14.76	9/20/14
	6,250		$8.00	5/11/15
	6,250		$10.00	5/11/15
	6,250		$12.00	5/11/15
	6,250		$14.00	5/11/15
	71,600		$3.80	9/26/15
	11,050	11,050	$10.56	12/19/16
		36,000	$6.63	5/16/18
Ian W. Miller		50,000	$5.34	2/11/18	50,000	(6)	$104,000

(1)	On February 20, 2009, we commenced an issuer tender offer to purchase for cash certain outstanding options, whether exercisable or unexercisable, that had exercise prices of $8.00 per share or higher, were granted on or before April 30, 2007, and were held by current employees, including the Named Executive Officers, and directors. The tender offer ended on March 20, 2009. See footnote (5) to the table entitled “Our Common Stock Ownership” above for the results of the tender offer with respect to the Named Executive Officers.

(2)	All stock options listed in this column are fully vested and exercisable.

(3)	With respect to the stock options that were granted on December 19, 2006, and expire on December 19, 2016, the unexercisable options are vesting at an equal per month rate so that all of these options will become exercisable in full on December 19, 2010. With respect to the options that were granted on May 16, 2008, and expire on May 16, 2018, 25% of the options will vest on May 16, 2009, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested in full on May 16, 2012. With respect to Mr. Miller’s options, which expire on February 11, 2018, 25% vested on February 11, 2009, and the remaining balance will vest monthly over the following 36 months so that all of his options will be vested in full on February 11, 2012. Vesting of stock options is accelerated upon the death or Disability of the optionee, and may be accelerated upon certain other events. Additional information regarding the design and terms of these stock option grants is included under “Analysis of 2008 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and “Narrative to the Termination of Employment and Change of Control Payments Table — Stock Options Plans” below.

(4)	The option exercise prices were set at 100% of the fair market value of our common stock on the respective dates of grant, except for the options expiring on April 27, 2015, and May 11, 2015, that were granted with per share exercise prices higher than the grant date fair market values of $8.32 per share and $5.88 per share, respectively.

(5)	The restricted shares shown in the first line vest on November 15, 2010. One-half of the restricted shares shown in the second line vest on May 15, 2010, and the remaining half vest on May 15, 2012. Restricted shares are forfeitable upon certain events. Restricted stock awards also vest in full upon the death or Disability of the recipient, and upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Analysis of 2008 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Narrative to the Termination of Employment and Change of Control Payments Table — Restricted Stock Agreements” below.

(6)	One-half of these restricted shares vest on February 28, 2010, and the remaining half vest on February 28, 2012. See footnote (5) above for other information regarding our restricted share awards.

(7)	Determined by multiplying the closing price of $2.08 per share for our common stock on December 31, 2008, as reported by Nasdaq, by the number of unvested restricted shares then held by the Named Executive Officer.

2008 Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock option exercises and restricted stock vesting during the year ended December 31, 2008, by the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized
Name	Exercise	Exercise	Vesting	on Vesting(1)

Peter J. Ungaro	—	—	31,575	$57,113
Brian C. Henry	—	—	17,375	$31,428
Margaret A. Williams	—	—	17,375	$31,428
Steven L. Scott	—	—	11,050	$19,987
Ian W. Miller	—	—	—	—

(1)	Based on multiplying the fair value of our common stock on the respective vesting dates, as reported on the Nasdaq Global Market, by the number of shares then vested. The amounts shown do not reflect any amounts actually received by any of the Named Executive Officers.

Termination of Employment and Change of Control Arrangements

The following discussion and table summarize the compensation that would have been payable to each Named Executive Officer upon termination of his or her employment at the close of business on December 31, 2008.

No special payments are due if any of the Named Executive Officers terminates his or her employment voluntarily without Good Reason, is terminated for Cause or retires. For all terminations, a terminated employee receives accrued and unpaid salary and the balance in his or her 401(k) plan account; we do not accrue vacation pay for the Named Executive Officers or other senior officers. As part of and on the same basis as we provide benefits to all of our U.S. employees, the Named Executive Officers have life insurance and disability benefits.

For a description of the applicable provisions regarding employment terminations in our Executive Severance Policy, the Management Continuation Agreements, our stock option plans and our restricted stock agreements, see “Narrative to the Termination of Employment and Change of Control Payments Table” below.

The actual amounts to be paid to and the value of stock options and restricted stock held by a Named Executive Officer upon any termination of employment can be determined only at the time of such termination, and are dependent on the facts and circumstances then applicable.

Termination of Employment and Change of Control Payments

		Accelerated
		Restricted	Accelerated	Continued
	Severance	Stock	Stock	Benefit Plan	Tax
Name and Termination Event	Payment(1)	Award(2)	Options(3)	Coverage(4)	Gross-Up(5)	Total(6)

Peter J. Ungaro
Death/Disability	—	$252,876	—	—	—	$252,876
Resignation for Good Reason or Termination without Cause	$1,006,250	—	—	$35,953	—	$1,042,203
After Change of Control, Resignation for Good Reason or Termination without Cause	$2,012,500	$252,876	—	$49,782	—	$2,315,158
Brian C. Henry
Death/Disability	—	$129,740	—	—	—	$129,740
Resignation for Good Reason or Termination without Cause	$568,750	—	—	$42,645	—	$611,395
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,137,500	$129,740	—	$62,278	—	$1,329,518
Margaret A. Williams
Death/Disability	—	$115,180	—	—	—	$115,180
Resignation for Good Reason or Termination without Cause	$525,000	—	—	$35,028	—	$560,028
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,050,000	$115,180	—	$52,282	—	$1,217,462
Steven L. Scott
Death/Disability	—	$97,864	—	—	—	$97,864
Resignation for Good Reason or Termination without Cause	$487,500	—	—	$41,571	—	$529,071
After Change of Control, Resignation for Good Reason or Termination without Cause	$975,000	$97,864	—	$60,139	—	$1,133,003
Ian W. Miller
Death/Disability	—	$104,000	—	—	—	$104,000
Resignation for Good Reason or Termination without Cause	$433,333	—	—	$39,587	—	$472,920
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,040,000	$104,000	—	$66,976	$460,465	$1,671,441

(1)	Except for the termination events following a Change of Control, the amounts shown in this column for the Named Executive Officers are the amounts due under the Executive Severance Policy. The amounts due under the Executive Severance Policy, subject to the limitations of Internal Revenue Code Section 409A, for Mr. Ungaro and Mr. Henry are to be paid pro rata in accordance with our normal payroll payment practices over a period of 12 months; for the other Named Executive Officers, the base salary component is to be paid pro rata in accordance with our normal payroll payment practices over a period of 12 months for Ms. Williams and Mr. Scott and 10 months for Mr. Miller, and the incentive compensation component of their severance package is to be paid in a lump sum when and if the incentive compensation is paid to other officers who were not terminated. For a termination within two years following a Change of Control due to a resignation for Good Reason or a termination without Cause, including a termination by Mr. Ungaro or by Mr. Henry pursuant to their election in the seventh month following a Change of Control if at such time such officer no longer holds his same position and reporting relationship at a company registered under the Securities Exchange Act of 1934 as he held with us prior to the Change of Control, the amounts shown in this column are the amounts due under our

Management Retention Agreements and are payable, subject to the limitations imposed by Internal Revenue Code Section 409A, to the Named Executive Officers in a lump sum within 30 days following termination of employment.

(2)	Under our restricted stock agreements, all unvested restricted stock vests in full upon death or Disability or, if following a Change of Control, there is a termination without Cause or a resignation for Good Reason. The amounts shown in this column reflect the value of the Named Executive Officer’s outstanding previously unvested restricted shares with vesting accelerated to December 31, 2008, based on the closing market price of $2.08 per share on December 31, 2008. See the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of the unvested restricted stock then held by each Named Executive Officer.

(3)	Under our stock option plans, in the event of death or Disability, all unvested options become exercisable and all option holders have a twelve-month period or, if earlier, until the expiration date of the options to exercise their options. As all of the unvested options that would be accelerated have per share exercise prices that exceeded the closing market price of $2.08 per share on December 31, 2008, no value for these options is shown.

Under the Executive Severance Policy, in the event of termination without Cause or a resignation for Good Reason, there is no acceleration of unvested options and the exercise period for all previously vested options would be 12 months for the Named Executive Officers or, if earlier, until the expiration date of the options. As there is no acceleration of unvested options, no value is provided solely by the extended exercise period.

Under the Management Retention Agreements, if there is either a termination without Cause or a resignation for Good Reason within two years after a Change of Control, all unvested options become exercisable and the optionee has 12 months to exercise all of his or her options or, if earlier, until the expiration date of the options. As all of the unvested options that would be accelerated have per share exercise prices that exceeded the closing market price of $2.08 per share on December 31, 2008, no value for these options is shown.

See the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of the options vested and unvested as of December 31, 2008.

(4)	The amounts shown in this column, as provided in our Executive Severance Policy, reflect the cost of COBRA coverage for medical, dental, vision and orthodontia benefits and the premiums for $500,000 of term life insurance for 12 months for Mr. Ungaro, Mr. Henry, Ms. Williams and Mr. Scott and for 10 months for Mr. Miller, based on the costs for such benefits in January 2009, plus $15,500 for executive outplacement services for each Named Executive Officer. With respect to a termination without Cause or a resignation for Good Reason within two years after a Change of Control, including the elections by Mr. Ungaro and Mr. Henry during the seventh month following a Change of Control, the amounts shown reflect the cost of the continued payment of the COBRA payments for medical, dental, vision and orthodontia benefits for 18 months, the premiums for $500,000 of term life insurance policies for 24 months, and $15,500 for executive outplacement services for each Named Executive Officer. The COBRA expense is based on monthly cost for such coverage in January 2009 for 12 months and assumes a 13.5% increase for the next six months; the life insurance premiums are based on January 2009 expense with no assumed increase. In all cases, these payments would cease if, before the applicable time periods were completed, a Named Executive Officer becomes employed with another employer that offers such benefits.

(5)	Under the Management Retention Agreements, if any payments made to the Named Executive Officers following a Change of Control are subject to the excise tax on “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code, we are required to make a tax gross-up payment to the officer sufficient so that the officer will receive the benefits as if no excise tax were payable. The compensation payable to the Named Executive Officers shown in the table, using taxable wages for the applicable number of years through 2008 in calculating the base amounts, would not have constituted “excess parachute payments,” however, and we would not have been required to make any tax-gross up payments except to Mr. Miller.

(6)	The actual amounts to be paid to and the value of stock options and restricted stock held by a Named Executive Officer upon any termination of employment can be determined only at the time of such termination, and are dependent on the facts and circumstances then applicable.

Narrative to the Termination of Employment and Change of Control Payments Table

While we have offer letters to senior officers, including the Named Executive Officers, that set out terms of their initial compensation, and agreements regarding confidential information and ownership of intellectual property, we do not have employment agreements with our senior officers and each of them is employed “at will.” As described above under “Analysis of 2008 Compensation Determinations — Severance Policy and Change of Control Agreements” in the Compensation Discussion and Analysis and more fully below, our senior officers, including all of the Named Executive Officers, are covered by our Executive Severance Policy and a more limited group of senior officers, including all of our Named Executive Officers, are parties to Management Retention Agreements that come into effect upon a Change of Control. In addition, our stock option plans and restricted stock agreements contain provisions that apply to terminations of employment.

Executive Severance Policy.  In December 2008, our Board of Directors amended our Executive Severance Policy that covers our officers, including the Named Executive Officers, so that the Policy complied with Section 409A of the Internal Revenue Code. This Policy applies to terminations of employment without Cause or resignations for Good Reason, as such terms are defined in the Policy; this Policy does not apply if the Management Retention Agreements described below are applicable and does not apply to employment terminations due to death, Disability, retirement, Cause or resignations other than for Good Reason. Under the Policy, Mr. Ungaro and Mr. Henry each receive payments of their base salary and full target incentive award under our annual cash incentive plans. Senior vice presidents receive salary continuation in an amount equal to their base salary for a period of nine months plus one month for each year of service as an officer, up to a maximum of 12 months; and vice presidents receive salary continuation, in an amount equal to their base salary for a period of six months plus one month for each year of service as an officer, up to a maximum of nine months. In addition, these officers are eligible to receive a pro-rata portion of the target incentive award but only if officers who are not terminated receive their incentive awards for that year.

Amounts are paid in accordance with our standard salary payment procedures generally for such periods, although the Board can modify the period over which such amounts are paid. The Policy also provides for continued payment of our portion of medical, dental, vision and life insurance benefits, extension of the period to exercise stock options vested at the time of termination and executive outplacement services for the period the former employee receives salary continuation payments (the provision of benefits terminates earlier if the former officer is offered such benefits by a subsequent employer). The officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. Our obligations under this Policy are unfunded, and our Board has the express right to modify or terminate this Policy at any time prior to a Potential Change of Control or Change of Control, as those terms are defined in the Policy, or with respect to a covered officer until he or she receives a notice of termination.

Management Retention Agreements.  In December 2008, we entered into new management retention agreements with certain of our senior officers, including each of the Named Executive Officers; the new agreements replaced existing agreements in order to comply with Section 409A of the Internal Revenue Code. Payments are made under these agreements only if two events occur (often referred to as a “double-trigger” form of agreement): first, there is a Change of Control, as defined, and, secondly, within two years after the Change of Control, the officer’s employment is terminated other than for Cause, death, Disability, retirement or resignation other than for Good Reason, as such terms are defined in the agreement. Mr. Ungaro and Mr. Henry each has a provision that provides that, for a one-month period beginning six months following a Change of Control, he can resign and receive the benefits under his agreement if at such time he no longer holds his same position and reporting relationship at a company registered under the Securities Exchange Act of 1934 as he held with us prior to the Change of Control. If this agreement applies, then the officer is to receive an amount equal to two times the officer’s annual compensation, payable in a lump-sum within 30 days of termination. Under these agreements, “annual compensation” means one year of base salary, at the highest base salary rate that was paid to the officer in the 12-month period prior to the date of his or her termination of employment, plus the incentive plan award at target that the officer was eligible to receive in that 12-month period. The officer would also be reimbursed for all of his or her COBRA payments for medical benefits for 18 months and premiums for term life insurance for 24 months following termination; all stock options held by the officer would have their vesting accelerated, and the officer would have 12 months to exercise the options after termination or, if earlier, until the options expire. The agreements provide that in certain circumstances if the officer incurs excise tax due to the application of Section 280G of the Internal Revenue Code, the officer is entitled to an additional cash payment so that he or she will be in the same position as if the excise tax were not applicable. We have also agreed to pay the legal fees and other costs incurred with respect to any challenge by the IRS to these calculations and payments.

Stock Option Plans.  Our stock option plans provide that upon termination of employment, other than for Cause, death or permanent and total disability (as defined in the Internal Revenue Code), the options cease vesting and the optionee has three months to exercise the option or, if earlier, until the option expires. If the optionee is terminated for Cause or “resigns in lieu of dismissal” (that is, a resignation after we have notified the optionee that he or she would be terminated for Cause), the option is deemed to have terminated at the time of the first act that led to such termination. Upon termination for death or disability, the options vest in whole and the optionee (or his or her successor) has 12 months to exercise the options or, if earlier, until the options expire. If an officer receives the benefit of the Executive Severance Policy and his or her employment is terminated without Cause or due to a resignation for Good Reason, as such terms are defined in the Policy, then the officer would receive an extended period in which to exercise his or her options that are vested at the time of termination, as described above under “Executive Severance Policy.” In the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, unless the existing options are continued or assumed by the successor entity, if any, with appropriate adjustments, then the stock options terminate upon the effective date of such transaction, and each optionee would be provided the opportunity to exercise his or her options in full, including any portion not then vested. Our Board may extend the period in which to exercise an option, but not beyond the original expiration date of the option.

Restricted Stock Agreements.  Under our restricted stock agreements with each of the Named Executive Officers, the restricted stock vests in full upon the death or Disability of the recipient or if, following a Change of Control, in addition to death or Disability, the Named Executive Officer is terminated without Cause or terminates for Good Reason. The restricted shares are forfeited if a Named Executive Officer’s employment is terminated for any other reason, except if the Named Executive Officer has held the restricted stock for 18 months and his or her employment is terminated for any reason other than Cause, or if the Named Executive Officer retires, then the Named Executive Officer receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock compared to the four-year vesting period. In addition, in the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, the restricted stock vests in full if we fail to have the restricted stock agreements continued or assumed by the successor entity.

Definitions.  The following terms have substantially the same meanings for the Executive Severance Policy, management retention agreements, stock option plans and restricted stock agreements:

“Change of Control” includes a merger or consolidation between us and any other corporation (other than to change our state of incorporation or which does not effect a substantial change in ownership), complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; the acquisition by any person or entity, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; or, except for our stock option plans, a majority of our Board in office at the beginning of any 36-month period is replaced during the course of such 36-month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such replacement was not initiated by the Board as constituted at the beginning of such 36-month period.

“Potential Change of Control” means we have entered into an agreement which if consummated would result in a Change of Control; any third-party or we publicly announce an intention to take or consider taking action which if consummated would result in a Change of Control; or our Board adopts a resolution stating that a Potential Change of Control has occurred.

“Cause” means a termination of employment resulting from a good faith determination by our Board of Directors that there has been a willful failure or refusal in a material respect to follow reasonable policies or directives or to attend to material duties or obligations (other than any such failure resulting from incapacity due to physical or mental illness), which has not been corrected within a reasonable period following written notice; an act involving wrongful misconduct which has a demonstrable adverse impact on or material damage to us, or which constitutes a misappropriation of our assets; the unauthorized disclosure of confidential information; the provision of services for another company or person which competes with us, without the prior written approval of our President; or, except for our stock option plans, a material breach of obligations under agreements with us.

“Disability” means that, at the time the officer’s employment is terminated, the officer has been unable to perform the duties of his or her position for a period of six consecutive months as a result of the officer’s incapacity due to physical or mental illness.

“Good Reason” means a material negative change in the employment relationship between the officer and the Company including a material reduction in base salary or annual target award opportunities under our annual cash incentive plan (with an exception under the Executive Severance Policy for reductions applicable to employees generally); a material change or diminution in job responsibilities; a request to relocate, except for office relocations that would not increase the officer’s one-way commute by more than 25 miles, or changes in customary office locations resulting in substantially increased travel; a material overall reduction in benefits, or the failure to obtain the assumption of the relevant agreement by our successor.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. No member of the Compensation Committee was an officer or employee of Cray Inc. or any of our subsidiaries in 2008 or formerly. In addition, none of our executive officers served on the board of directors or compensation committee of any entity whose executive officers included any of our directors.

TRANSACTIONS WITH RELATED PERSONS

We recognize that transactions between us and any of our significant shareholders, directors, executive officers and employees can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of us and our shareholders. Therefore, as a general matter and in accordance with our Code of Business Conduct, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. Our Board of Directors has adopted a written Related Person Transaction Policy which requires the Audit Committee of our Board to review and, if appropriate, to approve or ratify any such transactions. Specifically, pursuant to the policy, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our 5% shareholders, directors or executive officers, or any of their immediate family members, has a direct or an indirect material interest. After its review the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our best interests, as the Committee determines, and the Committee, in its sole discretion, may impose such conditions as it deems appropriate on us or the related person in connection with approval of the transaction. A copy of our Related Person Transaction Policy is available on our website: www.cray.com under “Investors — Corporate Governance — Governance Documents.”

We did not enter into any transaction in 2008 requiring Audit Committee approval or ratification under our Related Person Transaction Policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. As set forth in its charter, which can be found at: www.cray.com under “Investors — Corporate Governance,” the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s financial statements and reports, as well as of the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee believes it has satisfied its charter responsibilities for 2008.

The Committee has worked with management over the past several years to improve the depth and quality of the Company’s accounting staff, and management has implemented continued improvements in its process of documenting, testing and evaluating its systems of internal controls over financial reporting. The Audit Committee has been kept apprised of this progress, including reviewing planning and execution updates provided by management and the independent auditors. The Company reported no material weaknesses in its system of internal controls over financial reporting and has received favorable opinions from the independent auditors for each year since 2004, including for 2008. The Company included the 2008 report and opinion in its Annual Report on Form 10-K for the year ended December 31, 2008.

The Audit Committee met in person or by telephone 13 times in 2008. The Committee has been able to reduce its meeting schedule from 25 meetings in 2005, 22 meetings in 2006 and 14 meetings in 2007 with the Company’s improvements in the depth and quality of its accounting staff and in its processes and documentation of its internal controls. In the course of these meetings, the Audit Committee reviewed the results of audit examinations, evaluations of the Company’s internal controls and the overall quality of its financial reporting. In addition, in 2008 the Audit Committee monitored management’s development of an enterprise risk management system, including oversight of each identified risk and key mitigating tactics by a designated executive officer and by a designated Board committee.

The Audit Committee believes that a candid, substantive and focused dialogue with management and the independent auditors is fundamental to the Committee’s oversight responsibilities. To support this belief, the Committee periodically meets separately with management, without the auditors present, and with the auditors, without management present. In the course of its discussions in these meetings, the Audit Committee asked questions intended to bring to light any areas of potential concern related to the Company’s financial reporting and internal controls, including but not limited to:

•	Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for these financial statements?

•	Based on the auditors’ experience and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the auditors’ experience and their knowledge of the Company, is the Company’s finance department adequately staffed and prepared to remain current with applicable accounting and auditing standards and rules, to record the necessary information properly and to prepare appropriate financial statements required for a publicly-held company?

•	Has the Company implemented internal controls and audit procedures that are appropriate for the Company?

•	Are the auditors receiving the support they need from management to execute their duties?

•	Based on management’s experience, are the auditors adequately prepared and staffed to review properly and timely the Company financial records and internal control processes and documentation?

Questions raised by the Audit Committee regarding these matters were answered to the Committee’s satisfaction.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent auditors responsible for providing an opinion on the Company’s consolidated financial statements filed with the SEC. Peterson Sullivan LLP, the Company’s independent auditors, did not perform any non-audit services for the Company in 2007 or 2008. See “Discussion Of Proposals Recommended By The Board — Proposal 3: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Auditors” below.

The Audit Committee engaged Peterson Sullivan as the Company’s independent auditors for 2008, and reviewed its overall audit scope and plans. The Audit Committee also has discussed with Peterson Sullivan such matters relating to the performance of the audit as are required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit and Finance Committees, as amended). Additionally, the Audit Committee has discussed with Peterson Sullivan its independence with respect to the Company. The Company has received the written disclosures and the letter from Peterson Sullivan required by Independence Standards Board Standard No. 1.

The Audit Committee has engaged Peterson Sullivan as the Company’s independent auditors for 2009. In taking this action, the Audit Committee considered carefully Peterson Sullivan’s performance for the Company in that capacity since its retention in mid-2005, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee has recommended that the Board ask the shareholders to ratify the appointment of Peterson Sullivan as the Company’s independent auditors at the 2009 Annual Meeting. The Board has followed the Committee’s recommendation. See “Discussion Of Proposals Recommended By The Board — Proposal 3: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Auditors” below.

The Audit Committee has reviewed and discussed the audited financial statements for 2008 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and Peterson Sullivan to provide comfort to the Committee in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The Audit Committee

Daniel C. Regis, Chair
Sally G. Narodick
Stephen C. Richards

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1:  To Elect Eight Directors for One-Year Terms

Our Bylaws fix the number of members of our Board at eight. Eight directors presently serve on our Board of Directors for terms ending at the 2009 Annual Meeting. The Board has nominated Ms. Narodick and Messrs. Blake, Jones, Kiely, Lederman, Regis, Richards and Ungaro for re-election to the Board, each to hold office until the Annual Meeting in 2010.

We know of no reason why any nominee may be unable to serve as a director. If any nominee becomes unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy.

Board Recommendation:  The Board of Directors recommends that you vote “FOR” the election of all nominees for director.

Information about each nominee for director is set forth below.

William C. Blake

Mr. Blake, 59, joined our Board in June 2006.  Mr. Blake has been involved in the High Performance Computing industry for nearly three decades. He currently serves as the Chief Executive Officer of Interactive Supercomputing, Inc., a software company that develops and sells an interactive parallel computing platform that extends existing desktop simulation tools for parallel computing on a spectrum of computing architectures. Before assuming this position in January 2007, he served as the Senior Vice President, Product Development of Netezza Corporation, which develops, markets and sells data warehouse appliances. Prior to joining Netezza in 2002, he was with Compaq Computer Corporation for nine years, managing both Compaq’s worldwide High Performance Technical Computing business and its software development group from 1996 to 2002, which included being responsible for compiler development for the Alpha processor; from 1993 to 1996 he was Compaq’s director of software products development and long-range operating system strategy. Mr. Blake previously held various key engineering management positions with Digital Equipment Corporation from 1981 to 1993. Mr. Blake is a member of the Board of Directors of TotalView Technologies, Inc., a provider of debugging and analysis solutions for complex computer codes, and Terascala Inc., a provider of high performance storage appliances, and he is a member of the Institute of Electrical and Electronics Engineers and the Association for Computing Machinery. He received a B.S. from Lowell Technological Institute.

John B. Jones, Jr.

Mr. Jones, 64, joined our Board in December 2004.  He was a leading high technology equity research analyst for nearly 20 years. Until his retirement in 2004, Mr. Jones was a Senior Managing Director at Schwab SoundView Capital Markets. He joined SoundView in 2002 as a Senior Equity Research Analyst. From 1992 to 2002, Mr. Jones was a Managing Director and Senior Analyst at Salomon Brothers, Salomon Smith Barney and Citibank, where he covered the Server and Enterprise Hardware, Printer and Test & Measurement industries. From 1985 to 1992, he was a partner and senior analyst at Montgomery Securities. Prior to his career as an equity research analyst, Mr. Jones held various positions in the computer industry at Stratus Computer, Wang Laboratories and IBM. He received a B.S. from the University of Oregon.

Stephen C. Kiely

Mr. Kiely, 63, joined our Board in 1999, was appointed Lead Director in January 2005 and Chairman of the Board in August 2005. From 1999 to July 2008, he was Chairman of Stratus Technologies, Inc., a provider of fault tolerant computer servers, technologies and services. Mr. Kiely served as Chief Executive Officer of Stratus Technologies from 1999 through June 2003. Mr. Kiely joined Stratus Technologies in 1994 and held various executive positions with Stratus, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer and IBM. Mr. Kiely is a director of Stratus Technologies, Inc. Mr. Kiely received a B.A. from Fairfield University and a M.S. in Management from the Stanford University Graduate School of Business.

Frank L. Lederman

Dr. Lederman, 59, joined our Board in 2004.  He served as a Vice President and Chief Technical Officer of Alcoa, Inc., from 1995 to his retirement in 2002. From 1988 to 1995, Dr. Lederman was with Toronto-based Noranda Inc., where he served as Senior Vice President, Technology. His responsibilities included directing the Noranda Technology Center in Montreal. Before joining Noranda, he was with General Electric Company from 1976 to 1988 serving in a number of positions in management and as a physicist, including as manager of electronics research programs and resources in the Corporate Research and Development Center in Schenectady, N.Y. Dr. Lederman received a B.S. and M.S. from Carnegie-Mellon University and a M.S. and Ph.D. in Physics from the University of Illinois, and was a Post-Doctoral Fellow in Electrical Engineering at the University of Pennsylvania.

Sally G. Narodick

Ms. Narodick, 63, joined our Board in 2004.  She is a retired educational technology and e-learning consultant. From 2000 to 2004 she was President of Narodick Consulting, an e-learning consulting firm. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company sold to IBM in 1996. From 1973 to 1987, she served in a variety of financial management capacities at Seafirst Corporation and Seafirst Bank, and was a securities analyst at Paine Webber from 1970 to 1973. She also serves as a Board member of Penford Corporation and SumTotal Systems. A graduate of Boston University, Ms. Narodick received a M.A. in Teaching from Teachers College, Columbia University, and an M.B.A. from New York University.

Daniel C. Regis

Mr. Regis, 69, joined our Board in 2003.  He currently is Managing Director of Digital Partners, a venture capital fund specializing in Northwest emerging technology companies, which he co-founded in 2000. From 1996 to 1999, he was President of Kirlan Venture Capital, Inc., where he managed similarly focused technology funds. Prior to that, Mr. Regis spent over 30 years with Price Waterhouse LLP, including serving as managing partner of the Seattle office and previously of the Northwest and Portland, Oregon offices. He is a director of Columbia Banking System, Inc., and Chairman of Art Technology Group, Inc. He is a member of the audit committees of Columbia Banking Systems, Inc. and Art Technology Group, Inc. He received a B.S. from Seattle University.

Stephen C. Richards

Mr. Richards, 55, joined our Board in 2004 and is currently a private investor. Previously he served as Chief Operating Officer and Chief Financial Officer of McAfee, Inc., the leading provider of intrusion prevention and risk management solutions, a position he held for four years until his retirement in 2004. He served as Chief Online Trading Officer of E*TRADE Group, Inc., a position he held from 1999 to 2000. From 1998 to 1999, he served as Senior Vice President, Corporate Development and New Ventures at E*TRADE, following two years as E*TRADE’s Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to joining E*TRADE in 1996, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/Deputy Controller of Becker Paribas and First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards is a member of the Board of Directors of BigFix, Inc., and Guidance Software, Inc., and is a trustee for the UC Davis Foundation. Mr. Richards is a Certified Public Accountant. He received a B.A. from the University of California at Davis and an M.B.A. in Finance from the University of California at Los Angeles.

Peter J. Ungaro

Mr. Ungaro, 40, has served as Chief Executive Officer and as a member of our Board of Directors since August 2005 and as President since March 2005; he previously served as Senior Vice President responsible for sales, marketing and services since September 2004 and before then served as Vice President responsible for sales and marketing from when he joined us in August 2003. Prior to joining us, he served as Vice President, Worldwide Deep Computing Sales for IBM since April 2003. Prior to that assignment, he was IBM’s vice president, worldwide HPC sales, a position he held since February 1999. He also held a variety of other sales leadership positions since joining IBM in 1991. Mr. Ungaro received a B.A. from Washington State University.

Proposal 2:  To Approve Our 2009 Long-Term Equity Compensation Plan

On March 26, 2009, the Board of Directors approved the adoption of our 2009 Long-Term Equity Compensation Plan (the “2009 Plan”), subject to shareholder approval. The 2009 Plan covers a total of 3,000,000 shares, of which no more than 1,500,000 shares could be authorized pursuant to grants of restricted stock and stock bonuses.

Board Recommendation:  The Board of Directors recommends that you vote “FOR” approval of Proposal 2 to approve our 2009 Long-Term Equity Compensation Plan.

The Board of Directors believes that the approval of the 2009 Plan is in the best interest of our shareholders. As noted under “Analysis of 2008 Compensation Determinations — Long-Term Equity Awards” in the “Compensation Discussion and Analysis” above, we grant stock options and restricted stock, generally with four-year vesting schedules, for certain new hire situations, principally for senior engineer, manager and officer positions and, generally on an annual basis, as part of the total target compensation plan for the Named Executive Officers and other senior officers and managers. In accordance with our compensation philosophy and objectives, these grants are designed to:

•	align the interests of recipients with our shareholders,

•	motivate and reward recipients to increase shareholder value over the long-term,

•	provide a significant proportion of their total target compensation at risk subject to future performance, and

•	provide a retention incentive.

In addition, in order to align the longer-term interests of the individual non-employee directors with shareholders, we grant a vested stock option covering 5,000 shares with a ten-year term to each director when he or she first joins the Board. We also make an annual grant of shares of restricted stock, vesting generally over two years, to each continuing non-employee director elected by the shareholders with a value equal to that director’s cash fees earned in the previous fiscal year. See “The Board of Directors — Compensation of Directors — Equity Compensation” above.

We currently have four stock option plans with options available for grant to our employees generally. Under these four plans, as of December 31, 2008, a total of 1,587,366 shares of common stock remained available for future awards of which no more than 1,539,040 options could be granted to executive officers and directors and of which no more than 1,221,364 shares could be issued as restricted stock or stock bonuses.

The Compensation Committee of our Board of Directors believes it is very important to provide a strong retention incentive to the senior managers and officers in order to keep the management team intact. The Committee believes that under Mr. Ungaro’s leadership the Company has made great strides in a very competitive market and in difficult times and that he has built a strong management team. In the Compensation Committee’s preliminary considerations for equity grants in 2009 to provide the retention incentive, it was apparent that the limitation on the number of shares remaining available for grant discussed above in the Compensation Discussion and Analysis with respect to its 2008 equity decisions had been further stressed by the subsequent decline in the market value of our common stock largely caused by external market and economic factors, and despite the significant improvement in our operating and financial performance. We were also faced with a significant overhang of previously-granted stock options with exercise prices far higher than current market prices — at the end of December 2008 we had options outstanding covering 3,741,404 shares with an weighted average exercise price of $12.30 per share. In such a situation, stock options provide neither a performance nor a retention incentive to our employees or officers.

The Compensation Committee believes, and the full Board agrees, that we should take actions directed to an effective use of the options and restricted stock awards available under our equity compensation plans. In February 2009, the Compensation Committee recommended and the Board approved a cash tender offer for outstanding options held by current employees and directors covering an aggregate of 2,137,485 shares with exercise prices of $8.00 per share and higher. The Committee believed that those options provided little or no effective performance or retention incentive to the holders. The principal purpose of the tender offer was to provide the holders of those options with an opportunity to obtain compensation for their contributions by allowing them to elect to sell some or all of the eligible options to us for cash. The tender offer was also undertaken to increase the pool of shares available for future equity awards and to reduce the market overhang created by the outstanding options. Pursuant to the option tender offer, we repurchased options covering an aggregate of 1,843,474 shares, most of which we may reissue as options and/or shares of restricted stock. Participation in the tender offer expressly does not entitle any employee or officer to any additional equity grants in the future, and future grants to employees or officers will not depend on the participation, or lack of participation, of the employee or officer in the tender offer. Looking forward, the Compensation Committee is considering other action to increase the effectiveness of equity awards in achieving their intended purposes. Accordingly, the Committee may also consider repricing of certain options that were not covered by the tender offer and were issued under option plans that expressly authorize repricing of outstanding options. The Committee believes that by using the shares available for grant under our existing stock option and equity incentive plans, shares that became available pursuant to the option tender offer and the potential repricing of outstanding options, if necessary, the Board will be able to approve the issuance of sufficient awards of stock options and/or shares of restricted stock in 2009 to our senior manager and officer group to provide the necessary retention and performance incentives as well as issue the awards for 2009 required under our director equity compensation program. The Compensation Committee and the Board plan to consider those equity grants to our senior managers and officers when they complete the 2009 compensation decisions in the spring of 2009.

The Compensation Committee understands that the option tender offer and possible repricing of outstanding options are contrary to stated policies of certain corporate governance groups that criticize these actions taken without express shareholder approval. The Compensation Committee and the Board have considered carefully the arguments for and against these actions. In the end the Committee and the Board believe that these actions are in the best interests of our shareholders, as they serve to increase the effectiveness of our equity awards in motivating and retaining our management team and they reduce the overall dilution to shareholders that would be created by only issuing additional equity awards while leaving the previously issued and outstanding options intact.

The Compensation Committee believes that the Company needs additional shares for future issuances as stock options, restricted shares and bonus shares over the next several years in order to continue to provide the appropriate retention and incentive functions, and for that purpose it recommended to the Board, and the Board has approved, the 2009 Plan, subject to shareholder approval. The complete text of the 2009 Plan is set forth as Appendix A to this proxy statement. The following summary description is qualified in its entirety by reference to the full text of the 2009 Plan.

Terms of the 2009 Plan

Purposes of the 2009 Plan.  The purposes of the 2009 Plan are to provide a means for us to attract, reward and retain the services and advice of our employees, officers, directors, agents and consultants, and to provide them with added incentives by encouraging ownership of our common stock.

Maximum Number of Shares.  The 2009 Plan provides that up to 3,000,000 shares of common stock may be issued pursuant to the Plan, of which no more than 1,500,000 shares could be issued as restricted stock and stock bonus awards. These numbers would be adjusted for changes in our capital structure, such as a stock split or reverse stock split. If any option or stock award expires or is surrendered, cancelled or terminated for any reason without having been exercised or awarded in full, the unpurchased or unearned shares subject to such option or award shall again be available for grant under the 2009 Plan.

Types of Options.  The options granted may be either incentive stock options (“ISOs”) or non-qualified stock options, although ISOs may be granted only to employees. The Board determines the term of each option and when options are exercisable. The Board’s general practice has been to grant options to employees that become exercisable over a four-year period, with 25% becoming exercisable one year after grant and the remainder becoming exercisable ratably monthly over the next 36 months. Options granted to new non-employee directors have been fully vested and exercisable upon grant. Options expire no later than ten years from the date of grant, although the Board may grant options that expire earlier.

Stock Awards.  The Board may determine the number of shares to be awarded, the period of time for the award, and the terms, conditions (including specific performance conditions) and restrictions applicable to each award. The Board’s general practice has been to have restricted stock granted to employees vest over four years, with 50% vesting after two years from grant and the remaining 50% vesting after four years from grant. Restricted stock granted to non-employee directors have generally vested over two years, with 50% vesting after one year and the remaining 50% vesting after two years. To date the Committee has emphasized the retention nature of equity awards to keep our senior management team in place. For this reason, the Committee has not added specific performance criteria to any of the grants. The Committee has undertaken to continue to review whether to add specific performance criteria to at least part of future equity grants.

Eligible Participants.  Eligible participants are current or future employees (including employees who are directors), officers, independent directors, agents and consultants. We had approximately 840 employees as of March 1, 2009. The Board has the authority to select the persons to whom awards are given. The direction of our practice in the last several years has been to grant options and/or restricted stock to an increasingly limited number of senior managers and officers as part of their annual reviews, and to grant options and/or restricted stock to key new managers and officers upon hiring. As described above, we also grant options to new non-employee directors when they first join the Board, and we issue shares of restricted stock annually upon the re-election of continuing non-employee directors.

We have no commitments to grant any restricted stock, options or stock bonus awards under the 2009 Plan to any director, executive officer or other employees.

Exercise Prices.  The Board determines the exercise price of options. The exercise price for both ISOs and nonqualified options may not be less than 100% of the fair market value on the date of grant. For any grant of ISOs to employees who own more than 10% of our voting stock, the exercise price must be not less than 110% of the fair market value on the date of grant and the term of the ISO cannot exceed five years.

Maximum Size of Grants.  No one individual may receive options and awards aggregating more than 750,000 shares in any one year.

Transferability.  The Internal Revenue Code and SEC rules permit non-qualified options to be transferable. While generally such options under the 2009 Plan remain nontransferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, the Board, in its discretion and subject to such terms and conditions as it shall specify, may permit the transfer of a non-qualified option to an optionee’s family members or to one or more trusts or partnerships established for the benefit of such family members. ISOs remain nontransferable other than by will or the laws of descent and distribution. The Board also may impose restrictions on the transferability of shares of stock received pursuant to other types of awards.

Termination of Service.  Unless otherwise determined by the Board or specified in a particular option agreement, if an optionee’s employment or service with us terminates, other than for cause, death or disability, the optionee may exercise the portion of his or her option exercisable at the time of termination for a period of three months after termination, or, if earlier, until the option expires. If the optionee is terminated for “cause” or “resigns in lieu of dismissal” (as such terms are defined in the 2009 Plan), the option is deemed to have terminated at the time of the first act that led to such termination. If an optionee dies while employed by or providing services to us, or if an optionee’s employment or other relationship with us terminates due to permanent and total disability, the optionee or his or her successor has 12 months from such event to exercise the option (including any unvested portion), or, if earlier, until the option expires. The Board has the authority to extend those three-month and 12-month periods, but not beyond the expiration date of any option, and to increase the portion of an option that is exercisable.

Foreign Qualified Grants.  The Board may adopt such supplements to the 2009 Plan as may be necessary to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under such laws, provided that no award shall be granted under any such supplement with terms that are more beneficial to the participants than the terms permitted under the 2009 Plan.

Change in Control Provisions.  In order to maintain the rights of participants in the event of a merger, consolidation or plan of exchange, other than in which the holders of our voting securities hold at least 50% of the voting securities of the surviving corporation or its parent corporation, or a sale of all or substantially all of our assets, or our liquidation or dissolution, then, unless the existing options and restrictions on awards are continued or assumed by the successor entity, with appropriate adjustments, then the 2009 Plan and existing options and restrictions on awards shall terminate upon the effective date of the transaction. In such event, each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested, and the restrictions and conditions to outstanding stock awards would lapse, all prior to the effective date of the transaction.

Term of the Plan.  Unless sooner terminated by the Board, the 2009 Plan will terminate ten years from the date of its adoption by the Board. The Board has the power to suspend or terminate the 2009 Plan at any time.

Amendments and Repricing.  The Board is authorized to amend the 2009 Plan, except that shareholder approval is required for any amendment that would:

•	increase the number of shares available for issuance under the 2009 Plan,

•	permit the granting of stock options or awards to a new class of persons not presently covered by the 2009 Plan, or

•	require shareholder approval under applicable law or regulation.

The Board, in its discretion, may include further provisions and limitations in any option agreement as it deems equitable and in our best interests. The Board, subject to the terms of the 2009 Plan and applicable law, may also modify or amend outstanding options and awards, except that no modification or amendment may be made which impairs or diminishes the rights of an option or award holder without such holder’s consent or, without prior shareholder approval, shall reduce the exercise price of outstanding options (except for changes in our capital structure or in an acquisition transaction) issued under the 2009 Plan, or cancel or amend outstanding options issued under the 2009 Plan in exchange for cash, other awards or options with an exercise price that is less than the exercise price of the original options.

U.S. Tax Consequences of the 2009 Plan

Stock Options.  Under U.S. federal tax laws, the grant of a stock option pursuant to the 2009 Plan will not result in taxable income at the time of the grant for the optionee or a deduction at that time for the Company. The optionee also will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction when an ISO is exercised. Upon exercising a non-qualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price; we will be entitled to a deduction for the same amount. Such income is subject to withholding tax as “wages.” Currently withholding and employment taxes do not apply to the exercise of an ISO or the disposition of shares acquired upon the exercise of an ISO. The Treasury Department and the Internal Revenue Service are considering whether to apply certain employment taxes to such exercises and dispositions. Future changes in or clarifications of the tax laws may cause us to conclude that such taxes apply.

The tax treatment of an optionee upon a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a nonqualified stock option. Upon the sale of shares obtained by exercising a nonqualified option, the optionee generally will treat as capital gain the excess of the amount realized on the sale over the market value of our common stock on the exercise date. If an employee exercises an ISO and holds the shares for at least two years from the date of grant and one year after exercise, then the optionee will recognize long-term capital gain or loss equal to the difference between the sale price and the option exercise price. Shares obtained by an exercise of an ISO that are sold without satisfying these holding periods will result in ordinary “wages” income equal to the excess of the fair market value of the shares on the exercise date over the exercise price. A special rule will apply in many cases to limit the wages amount to the gain on the sale — the excess of the amount realized on the sale over the exercise price.

Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option except that we may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding periods have been satisfied. In that case, we generally will be entitled to a tax deduction equal to the amount includable as wages by the employee at the same time or times as the employee recognizes income with respect to the shares. Such income is not subject to income tax withholding.

Stock Bonuses and Other Grants of Stock.  An employee who receives a stock bonus or a grant of stock in connection with the performance of services generally will realize taxable income at the time of receipt. An employee will not recognize income at the time of receipt, however, if the shares are subject to a substantial risk of forfeiture for purposes of Section 83 of the Internal Revenue Code, unless the employee elects under Section 83(b) of the Internal Revenue Code within 30 days after the original transfer to recognize income at the time of the original transfer. Restrictions on transferability, by themselves, do not constitute a substantial risk of forfeiture for Section 83 purposes. If the shares are subject to a substantial risk of forfeiture at the time of receipt and the employee has not made a Section 83(b) election within 30 days after the original transfer, the employee will recognize taxable income in the year the substantial risk of forfeiture lapses. We generally will be entitled to a tax deduction equal to the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. Such income is subject to withholding tax as “wages,” and the 2009 Plan provides that awardees may pay such withholding tax by cash or return of shares as is necessary.

Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount we may deduct for compensation paid to certain officers and certain of our most highly compensated employees. Compensation received through the exercise of stock options is not subject to this $1 million limit if the option and plan meet certain requirements, including that options be granted with an exercise price of not less than fair market value. Our policy is to grant stock options meeting the requirements of Section 162(m) and applicable regulations.

Stock Price Information.  The closing price of our common stock as reported on the Nasdaq Global Market System on March 26, 2009, was $3.00 per share.

Proposal 3:  To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Auditors

The Audit Committee has retained Peterson Sullivan to serve as independent auditors to conduct an audit of our financial statements for 2008 and the Board has directed that management submit the selection of Peterson Sullivan for ratification by the shareholders at the Annual Meeting. In retaining Peterson Sullivan, the Audit Committee considered carefully Peterson Sullivan’s performance for us in that capacity since its retention in mid-2005, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Board Recommendation:  The Board of Directors recommends that you vote “FOR” Proposal 3 to ratify the appointment of Peterson Sullivan LLP as our independent auditors.

Selection of our independent auditors is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of ratifying this selection, the Audit Committee will reconsider whether to retain Peterson Sullivan, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the shareholders vote on an advisory basis in favor of ratifying the appointment, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

Representatives of Peterson Sullivan are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Services and Fees

The following table lists the fees for services rendered by Peterson Sullivan for 2007 and 2008:

Services	2007	2008

Audit Fees(1)	$530,000	$528,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$530,000	$528,000

(1)	Audit services billed in 2007 and 2008 consisted of: audit of our annual financial statements, audits of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of our quarterly financial statements, statutory and regulatory audits, consents, comfort letters and other services related to filings with the SEC and capital raising offerings.

(2)	No audit-related services were billed in 2007 or 2008.

(3)	No tax services were billed in 2007 or 2008.

(4)	There were no fees billed for other services in 2007 or 2008.

Peterson Sullivan to date has not performed any non-audit services for us.

Audit Committee Pre-Approval Policy

All audit, tax and other services to be performed for us by our independent auditors must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval usually is granted at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting. During 2008, all services performed by Peterson Sullivan were pre-approved by the Audit Committee in accordance with this policy.

OTHER BUSINESS — DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of all other business as may properly come before the Annual Meeting and all matters incidental to the conduct of the Annual Meeting, including any adjournments or postponements of the Meeting, the Board knows of no matters to be brought before the Annual Meeting of Shareholders other than those referred to in this Proxy Statement. If, however, other matters are properly presented at the Annual Meeting, the individuals appointed as proxies will vote your shares as they determine in their discretion to be advisable.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements and schedules, forms a part of our 2008 Annual Report that was provided to shareholders with this Proxy Statement. The Annual Report is available on our website: www.cray.com under “Investors — Financials — Annual Reports and Proxy Statements.” Additional copies of the 2008 Annual Report on Form 10-K may be obtained without charge by writing to Kenneth W. Johnson, Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

By order of the Board of Directors,

Kenneth W. Johnson
Corporate Secretary

Seattle, Washington
March 31, 2009

Appendix A

CRAY INC.

2009 LONG-TERM EQUITY COMPENSATION PLAN

CRAY INC.

2009 LONG-TERM EQUITY COMPENSATION PLAN

1.  Purpose.  The purpose of the 2009 Long-Term Equity Compensation Plan (the “Plan”) is to enable Cray Inc. (the “Company”) to attract, reward and retain the services or advice of the current or future employees, officers, directors, agents and consultants of the Company and its subsidiaries, and to provide added incentives to them by encouraging stock ownership in the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a subsidiary of the Company.

2.  Stock Subject to This Plan.  Subject to adjustment as provided below and in Section 8 hereof, the stock subject to this Plan shall consist of shares of the Company’s common stock (the “Common Stock”), and the total number of shares of Common Stock to be issued under this Plan shall not exceed 3,000,000 shares, provided that the number of shares of Common Stock issued as a bonus under Section 6 and issued as restricted stock pursuant to Section 7 shall not exceed a total of 1,500,000 shares, all as such Common Stock was constituted on the effective date of this Plan. If an option or award granted under this Plan expires, terminates or is canceled, the unissued shares subject to that option or award shall again be available under this Plan. If shares awarded as a bonus pursuant to Section 6 or issued pursuant to Section 7 under this Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under this Plan.

3.  Administration.  This Plan shall be administered by the Board of Directors of the Company (the “Board”). The Board may suspend, amend or terminate this Plan as provided in Section 10.

3.1  Powers.  The Plan shall be administered by the Board, which shall determine and designate the individuals to whom options and awards shall be made, the amount of the options and awards and the other terms and conditions of the options and awards. Subject to the provisions of the Plan, the Board may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and any option or award issued under this Plan, and related agreements by the Board shall be final and conclusive. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, or to be consistent with any rule or regulation promulgated in connection herewith. All actions taken by the Board shall be conclusive and binding on all interested parties. The Board may delegate administrative functions to individuals who are officers or employees of the Company.

3.2  Limited Liability.  No member of the Board or officer of the Company shall be liable for any action or inaction of the Board, any Board committee, the Company or any another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the explicit provisions hereof, the Board may act in its absolute discretion in all matters related to this Plan.

3.3  Securities Exchange Act of 1934.  At any time that the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Plan shall be administered by the Board in accordance with Rule 16b-3 adopted under the Exchange Act, as such rule may be amended from time to time.

3.4  Committee.  The Board by resolution may delegate to a committee of the Board (the “Committee”) any or all authority for administration of the Plan. If a Committee is appointed, all references to the Board in the Plan shall mean and relate to such Committee, except that only the Board may amend, modify, suspend or terminate the Plan as provided in Section 10.

4.  Awards.  The Board may grant options or awards to any current or future employee, officer, director, agent or consultant of the Company or any of its subsidiaries. The Board may take the following actions from time to time, separately or in combination, under this Plan: (a) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to any employee of the Company or its subsidiaries, as provided in Section 5.1 of this Plan; (b) grant options other than Incentive Stock Options (“Non-Qualified Stock

Options”), as provided in Section 5.2 of this Plan; (c) award stock bonuses as provided in Section 6; and (d) issue shares subject to restrictions as provided in Section 7. The Board shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. Shares issued upon exercise of options or awards granted under this Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Board. No person may be granted options and awards to acquire more than a total of 750,000 shares of Common Stock in any calendar year.

5.  Option Grants.

5.1  Incentive Stock Options.  Incentive Stock Options shall be subject to the following terms and conditions:

(a) Incentive Stock Options may be granted under this Plan only to employees of the Company or its subsidiaries within the meaning of Section 422(a)(2) of the Code, including employees who are directors.

(b) No employee may be granted Incentive Stock Options under this Plan to the extent that the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year, under this Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any subsidiary, exceeds $100,000. To the extent that any option designated as an Incentive Stock Option exceeds the $100,000 limit, such option shall be treated as a Non-Qualified Stock Option. In making this determination, options shall be taken into account in the order in which they were granted, and the fair market value of the shares of Common Stock shall be determined as of the time that the option with respect to such shares was granted.

(c) An Incentive Stock Option may be granted under this Plan to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company (as determined pursuant to the attribution rules contained in Section 424(d) of the Code) only if the exercise price is at least 110% of the fair market value of the Common Stock subject to the option on the date the option is granted, as described in Section 5.1(f) of this Plan, and only if the option by its terms is not exercisable after the expiration of five years from the date it is granted.

(d) Except as provided in Section 5.5 of this Plan, no Incentive Stock Option granted under this Plan may be exercised unless at the time of such exercise the optionee is employed by the Company or any subsidiary of the Company and the optionee has been so employed continuously since the date such option was granted.

(e) Subject to Sections 5.1(c) and 5.1(d) of this Plan, Incentive Stock Options granted under this Plan shall continue in effect for the period fixed by the Board, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

(f) The exercise price shall not be less than 100% of the fair market value of the shares of Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value of shares shall be the closing price per share of the Common Stock on the trading date immediately prior to the date of grant as reported on a securities quotation system or stock exchange or other principal market for the Common Stock. If such shares are not so reported or listed, the Board shall from time to time determine the fair market value of the shares of Common Stock in its discretion.

(g) The provisions of clauses (b) and (c) of this Section shall not apply if either the applicable sections of the Code or the regulations thereunder are amended so as to change or eliminate such limitations or to permit appropriate modifications of those requirements by the Board.

(h) If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

5.2  Non-Qualified Stock Options.  Non-Qualified Stock Options shall be subject to the following terms and conditions:

(a) The exercise price shall not be less than 100% of the fair market value of the shares of Common Stock covered by the Non-Qualified Stock Option on the date the option is granted. The fair market value of shares of Common Stock covered by a Non-Qualified Stock Option shall be determined by the Board, as described in Section 5.1(f).

(b) Non-Qualified Stock Options granted under this Plan shall continue in effect for the period fixed by the Board, except that no Non-Qualified Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

5.3  Vesting.  To ensure that the Company will achieve the purposes of and receive the benefits contemplated in this Plan, the Board, at its discretion, may establish a vesting schedule, change such vesting schedule or provide for no vesting schedule for options granted under the Plan. In establishing a vesting schedule, the Board may set a “Base Date”, meaning a reference date for the specific option grant and optionee. If no Base Date is established by the Board for a specific option grant, then the date of grant of the option by the Board shall constitute the Base Date.

5.4  Nontransferability.  Each option granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution or, with respect to Non-Qualified Stock Options, pursuant to a qualified domestic relations order. The foregoing notwithstanding, the Board on conditions it determines may permit the transferability of a Non-Qualified Stock Option by an optionee solely to members of the optionee’s family or to one or more trusts or partnerships for the benefit of such family members. Any purported transfer or assignment in violation of this provision shall be void.

5.5  Termination of Options.

5.5.1  Generally.  Unless otherwise determined by the Board or specified in the optionee’s Option Agreement, if the optionee’s employment or service with the Company and its subsidiaries terminates for any reason other than for cause, resignation, retirement, disability or death, and unless by its terms the option sooner terminates or expires, then the optionee may exercise, for a three-month period, that portion of the optionee’s option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such option). For purposes of this Section 5.5, references to employment or service with the Company, and similar references, shall include the Company or any of its subsidiaries.

5.5.2  For Cause; Resignation.

(a) If an optionee is terminated for cause or resigns in lieu of dismissal, any option granted hereunder shall be deemed to have terminated as of the time of the first act which led or would have led to the termination for cause or resignation in lieu of dismissal, and such optionee shall thereupon have no right to purchase any shares of Common Stock pursuant to the exercise of such option, and any such exercise shall be null and void. Termination for “cause” shall include (i) the violation by the optionee of any reasonable rule or policy of the Board or the optionee’s superiors or the chief executive officer or the President of the Company that results in damage to the Company or which, after notice to do so, the optionee fails to correct within a reasonable time; (ii) any willful misconduct or gross negligence by the optionee in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of an optionee which has an adverse impact on the Company or which constitutes a misappropriation of the assets of the Company; (v) unauthorized disclosure of confidential information; or (vi) the optionee’s performing services for any other company or person which competes with the Company while he or she is employed by or provides services to the Company, without the prior written approval of the Chairman or President of the Company. “Resignation in lieu of dismissal” shall mean a resignation by an optionee of employment with or service to the Company if (i) the Company has given prior notice to such optionee of its intent to dismiss the optionee for circumstances that constitute cause, or (ii) within two months of the optionee’s resignation, the Chairman or President of the Company or the Board determines, which determination shall be final and binding, that such resignation was related to an act which would have led to a termination for cause.

(b) If an optionee resigns from the Company, the right of the optionee to exercise his or her option shall be suspended for a period of two months from the date of resignation, unless the Chairman or the President of the Company or the Board determines otherwise in writing. Thereafter, unless there is a determination that the optionee resigned in lieu of dismissal, the option may be exercised at any time prior to the earlier of (i) the expiration date of the option, or (ii) the expiration of three months after the date of resignation, for that portion of the optionee’s option which was exercisable at the time of such resignation (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

5.5.3  Retirement.  Unless otherwise determined by the Board, if an optionee’s employment or service with the Company is terminated with the Company’s approval for reasons of age, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the option or (b) the expiration of three months after the date of such termination of employment or service, for that portion of the optionee’s option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

5.5.4  Disability.  Unless otherwise determined by the Board, if an optionee’s employment or relationship with the Company terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Code), the Option may be exercised at any time prior to the earlier of (a) expiration date of the Option or (b) the expiration of 12 months after the date of such termination for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).

5.5.5  Death.  Unless otherwise determined by the Board, in the event of the death of an optionee while employed by or providing service to the Company, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the Option or (b) the expiration of 12 months after the date of death by the person or persons to whom such optionee’s rights under the option shall pass by the optionee’s will or by the applicable laws of descent and distribution for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).

5.5.6  Extension of Exercise Period.  The Board, at the time of grant or at any time thereafter, may extend the three-month and 12-month exercise periods to any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board may determine; provided, that any extension of the exercise period or other modification of an Incentive Stock Option shall be subject to the written agreement and acknowledgment by the optionee that the extension or modification disqualifies the option as an Incentive Stock Option.

5.5.7  Failure to Exercise Option.  To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all rights to purchase shares of Common Stock pursuant to such options shall cease and terminate.

5.5.8  Leaves.  For purposes of this Section 5.5, employment shall be deemed to continue while the optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Board) in accordance with the policies of the Company.

5.6  Exercise.

5.6.1  Procedure.  Subject to the provisions of Section 5.3 above, each Option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the Option, if less than 100 shares) may be purchased upon any exercise of any Option granted hereunder and that only whole shares will be issued pursuant to the exercise of any Option (the number of 100 shares shall not be changed by any transaction or action described in Section 8 unless the Board determines that such a change is appropriate). Options shall be exercised by delivery to the Secretary of the Company or his or her designated agent of written notice of the number of shares with respect to which the Option is exercised, together with payment in full of the exercise price.

5.6.2  Payment.  Payment of the option exercise price shall be made in full at the time the written notice of exercise of the option is delivered to the Secretary of the Company or his or her designated agent and shall be in cash or check or pursuant to irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the appropriate exercise price and withholding tax obligations, all in accordance with applicable governmental regulations, for the shares of Common Stock being purchased. The Board may determine at the time the option is granted for Incentive Stock Options, or at any time before exercise for Non-Qualified Stock Options, that additional forms of payment will be permitted. Unless otherwise determined by the Board, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months.

5.6.3  Withholding.  Prior to the issuance of shares of Common Stock upon the exercise of an option, the optionee shall pay to the Company the amount of any applicable federal, state, local and other tax withholding obligations. In addition, the optionee shall pay to the Company promptly any required federal, state and local withholding obligations arising out of a disqualifying disposition of shares acquired upon exercise of an Incentive Stock Option. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company, as the case may be, to the optionee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld.

5.6.4  Conditions Precedent to Exercise.  The Board may establish conditions precedent to the exercise of any option, which shall be described in the relevant Option Agreement.

5.7  Foreign Qualified Grants.  Options under this Plan may be granted to officers and employees of the Company or any of its subsidiaries and other persons described in Section 4 who reside in foreign jurisdictions as the Board may determine from time to time. The Board may adopt such supplements to the Plan as are necessary to comply with the applicable laws of such foreign jurisdictions and to afford optionees favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement on terms which are more beneficial to such optionees than the terms permitted by this Plan.

5.8  Corporate Mergers, Acquisitions, Etc.  The Board may also grant options under this Plan having terms, conditions and provisions that vary from those specified in this Plan provided that such options are granted in substitution for, or in connection with the assumption of, existing options granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, reorganization or liquidation to which the Company is a party.

5.9  Holding Period.  Unless otherwise determined by the Board, if a person subject to Section 16 of the Exchange Act exercises an option within six months of the date of grant of the option, the shares of Common Stock acquired upon exercise of the option may not be sold until six months after the date of grant of the option.

5.10  Option Agreements.  Options granted under this Plan shall be evidenced by written stock option agreements (“Option Agreements”) which shall contain such terms, conditions, limitations and restrictions as the Board shall deem advisable and which are consistent with this Plan. All Option Agreements shall include or incorporate by reference the applicable terms and conditions contained in this Plan.

6.  Stock Bonuses.  The Board may award shares under this Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions (including performance standards) and restrictions determined by the Board. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board. The Board may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy all federal, state, local and other tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board. The certificates representing the shares awarded shall bear any legends required by the Board. The Company may require any recipient of a stock bonus to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local and other tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

7.  Restricted Stock.  The Board may issue shares under this Plan for any consideration (including services and promissory notes) determined by the Board. Shares issued under this Plan shall be subject to the terms, conditions (including performance standards) and restrictions determined by the Board. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board. All Common Stock issued pursuant to this Section 7 shall be subject to an agreement, which shall be executed by the Company and the prospective recipient of the shares before the delivery of certificates representing the shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board. The certificates representing the shares shall bear any legends required by the Board. The Company may require any recipient of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local and other tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

8.  Adjustments Upon Changes in Capitalization.

8.1  Stock Splits, Capital Stock Adjustments.  The aggregate number and class of shares for which options and awards may be granted under this Plan, the number and class of shares covered by each outstanding option and award and the exercise or purchase price per share thereof (but not the total price), and each such option and award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, stock dividend or consolidation of shares or any like capital stock adjustment.

8.2  Effect of Merger, Sale of Assets, Liquidation or Dissolution.

8.2.1  Termination Unless Assumption or Substitution.  Upon the effective date of a merger, consolidation or plan of exchange (other than a merger, consolidation or plan of exchange involving the Company in which the holders of voting securities of the Company immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of the surviving corporation or a parent of the surviving corporation after such transaction), or a sale of all or substantially all the assets of the Company, or a liquidation or dissolution of the Company, the Plan and any option theretofore granted hereunder shall terminate, and all restrictions and conditions (other than payment) of awards granted pursuant to Section 6 or Section 7 shall terminate, unless provisions be made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options and awards theretofore granted, or the substitution for such options or awards, with new options and awards covering the shares of a successor corporation, or a parent, affiliate or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices thereof, in which event the Plan and the options and awards granted under it, or the new options or awards substituted therefor, shall continue in the manner and under the terms so provided.

8.2.2  Exercise and Vesting.  If provision is not made pursuant to the preceding Section 8.2.1 in connection with such a transaction for the continuance of the Plan and for the assumption of options and awards, or the substitution for such options and awards of new options and awards covering the shares of a successor employer corporation or a parent, affiliate or subsidiary thereof, then each optionee under the Plan shall be entitled, prior to the effective date of any such transaction, to exercise the option for the full number of shares covered thereby, including any portion not yet vested (provided that the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option) and all restrictions and conditions (other than payment) of awards shall lapse.

8.3  Fractional Shares.  In the event of any adjustment in the number of shares covered by any option or award, any fractional shares resulting from such adjustment shall be disregarded and each such option and award shall cover only the number of full shares resulting from such adjustment.

8.4  Determination of Board to Be Final.  All adjustments under this Section 8 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an optionee agrees otherwise, any change or adjustment to an Incentive Stock Option shall be made, if possible, in such a manner so as not to constitute a “modification,” as defined in Section 424(h) of the Code, and so as not to cause the optionee’s Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

9.  Securities Regulations.

9.1  Compliance with Law.  Shares of Common Stock shall not be issued with respect to an option or award granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant to such option or award complies with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable laws of foreign countries and other jurisdictions and the requirements of any quotation service or stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. The inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability with respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

9.2  Investment Purpose.  As a condition to the exercise of an option or receipt of stock pursuant to an award, the Company may require the optionee or awardee to represent and warrant at the time of any such exercise or receipt that the shares of Common Stock are being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. The Company may place a stop-transfer order against any shares of Common Stock on the official stock books and records of the Company, and a legend may be stamped on stock certificates to the effect that the shares of Common Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation. The Board may also require such other action or agreement by the optionees as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK THEREUNDER OR ANY AWARDS UNDER THIS PLAN.

10.  Amendment and Termination.

10.1  Plan.  The Board may at any time suspend, amend or terminate this Plan, provided that, except as set forth in Section 8, the approval of the Company’s shareholders is necessary within 12 months before or after the adoption by the Board of any amendment that will:

(a) increase the number of shares of Common Stock that are to be reserved for the issuance under this Plan;

(b) permit the granting of stock options or awards to a class of persons other than those presently permitted to receive stock options or awards under this Plan; or

(c) require shareholder approval under applicable law, including Section 16(b) of the Exchange Act, or the regulations of any securities market or exchange on which the Common Stock is then listed for trading or quotation.

10.2  Options.  Subject to the requirements of Section 422 of the Code with respect to Incentive Stock Options and to the terms and conditions and within the limitations of this Plan, the Board may modify or amend outstanding options and awards granted under this Plan, provided that, without the prior approval of the Company’s shareholders, no such modification or amendment, except for adjustments made pursuant to Section 8.1 or as described in Section 8.2.1, shall reduce the exercise price of outstanding options issued under this Plan, or cancel or amend outstanding options issued under this Plan in exchange for cash, other awards or options with an exercise price that is less than the exercise price of the original options (as adjusted pursuant to Section 8.1 or as described in Section 8.2.1) of such options. The modification or amendment of an outstanding option shall not, without the consent of the optionee or awardee, impair or diminish any of his or her rights or any of the obligations of the Company under such option or award. Except as otherwise provided in this Plan, no outstanding option or award shall be terminated without the consent of the optionee or awardee. Unless the optionee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be made in such a manner so as not to constitute a “modification,” as defined in Section 424(h) of the Code, and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Section 422(b) of the Code.

10.3  Automatic Termination.  Unless sooner terminated by the Board, this Plan shall terminate ten years from the date on which this Plan is adopted by the Board. No option or award may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the optionee or awardee, alter or impair any rights or obligations under any option and award theretofore granted under this Plan.

11.  Miscellaneous.

11.1  Time of Granting Options.  The date of grant of an option shall, for all purposes, be the date on which the Company completes the required corporate action relating to the grant of an option; the execution of an Option Agreement and the conditions to the exercise of an option shall not defer the date of grant.

11.2  No Status as Shareholder.  The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

11.3  Status as an Employee.  Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

11.4  Reservation of Shares.  The Company, during the term of this Plan, at all times will reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Plan.

12.  Effectiveness of This Plan.  This Plan shall become effective upon adoption by the Board so long as it is duly approved by the Company’s shareholders any time within 12 months after the adoption of this Plan. No option granted under this Plan to any officer or director of the Company shall become exercisable, however, until the Plan is approved by the shareholders, and any options and awards granted prior to such approval shall be conditioned upon and are subject to such approval.

Adopted by the Board of Directors as of March 26, 2009, and approved by the Shareholders on May   , 2009.

ANNUAL MEETING OF CRAY INC. Date: May 13, 2009 Annual Meeting of Cray Inc. Time: 3:00 PM Pacific Time Place: 901 Fifth Avenue, Fifth Avenue Conference Room, Seattle, WA 98164 to be held on Wednesday, May 13, 2009 See Voting Instruction on Reverse Side. for Holders as of March 16, 2009 Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1,2 and 3. . provided INTERNET TELEPHONE 1: To elect eight directors, each to serve a one-year term. Nominees: Go To 866-390-5387 01) William C. Blake 05) Sally G. Narodick www.proxypush.com/cray envelope 02) John B. Jones, Jr. 06) Daniel C. Regis Cast your vote online. OR Use any touch-tone telephone. View Meeting Documents. Have your Voting Instruction Form ready. 03) Stephen C. Kiely 07) Stephen C. Richards Follow the simple recorded instructions. 04) Frank L. Lederman 08) Peter J. Ungaro Vote For Withhold Vote *Vote For in the MAIL All Nominees From All Nominees All Except portion Mark, sign and date your Voting Instruction Form. OR Detach your Voting Instruction Form. Return your Voting Instruction Form in the *INSTRUCTIONS: To withhold authority to vote for any postage-paid envelope provided. nominee, mark the “Exception” box and write the number(s) in the space provided to the right. 2: To approve our 2009 Long-Term Equity Compensation Plan. For Against Abstain and return just this 401(K) Shareholder votes must be received by Friday, May 8, 2009 5:00 PM Eastern Time. perforation 3: To ratify the appointment of Peterson Sullivan LLP as our Registered Shareholder votes must be received by independent auditors. Tuesday, May 12, 2009 5:00 PM Eastern Time. For Against Abstain at the carefully PROXY TABULATOR FOR separate CRAY INC. P.O. Box 8016 Cary, NC 27512-9903 Please To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures — This section must be EVENT # completed for your Instructions to be executed. CLIENT # Please Sign Here Please Date Above Please Sign Here Please Date Above OFFICE # (Joint Owners) Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Revocable Proxy — Cray Inc. Annual Meeting of Shareholders May 13, 2009 — 3:00 PM (Pacific Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors. The undersigned hereby appoints Stephen C. Kiely, Peter J. Ungaro and Kenneth W. Johnson, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Cray Inc. (the “Company”) on May 13, 2009, and all adjournments and postponements thereof, with all powers that the undersigned would possess if personally present, with respect to the following: The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted for the proposal to elect eight directors, each to serve a one-year term, for the proposal to approve our 2009 Long-Term Compensation Plan and for the proposal to ratify the appointment of Peterson Sullivan LLP as our independent auditors. The proxies are authorized to vote in their discretion as to all other matters that may come before this meeting and all matters incidental to the conduct of this Meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)